UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2007

Dear Blockbuster Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Blockbuster Inc. on Wednesday, May 9, 2007, at 10:00 a.m., Eastern Daylight Time. The meeting will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting, which includes (1) the election of three Class II directors, (2) a proposal to amend our Second Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors, (3) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007, and (4) if presented at the meeting, two stockholder proposals described in the proxy statement. Directors and officers of Blockbuster will be present to help host the meeting.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Most stockholders have a choice of submitting a proxy (1) on the Internet, (2) by telephone or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying material carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support. I look forward to seeing you at the meeting.

Sincerely,

John F. Antioco
Chairman of the Board and Chief Executive Officer

Blockbuster Inc. • Renaissance Tower • 1201 Elm Street • Dallas, TX 75270-2102 • Phone: (214) 854-3000

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders of Blockbuster Inc., a Delaware corporation, will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Wednesday, May 9, 2007, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	To elect three Class II directors;

(2)	To consider and vote upon a proposal to amend Blockbuster’s Second Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent registered public accounting firm for fiscal 2007;

(4)	If presented at the meeting, to consider and vote upon two stockholder proposals described in the accompanying proxy statement; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 20, 2007 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your vote is important. We urge you to review the accompanying material carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Andi Yorio
Assistant Secretary

Dallas, Texas

April 2, 2007

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2007

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Blockbuster (the “Board”) for use at our 2007 annual meeting. In this proxy statement, references to “Blockbuster,” the “Company,” “we,” “us,” “our” and similar expressions refer to Blockbuster Inc., unless the context of a particular reference provides otherwise.

2007 Annual Meeting Date and Location

Blockbuster’s 2007 annual meeting of stockholders will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022 on Wednesday, May 9, 2007, at 10:00 a.m., Eastern Daylight Time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 9, 2007.

Stockholders Sharing an Address

Registered Stockholders:    Each registered stockholder (you own shares in your own name on the books of our transfer agent) will receive one copy of each of our proxy statement and annual report on Form 10-K per account even if at the same address.

Street-name Stockholders:    Most banks and brokers are delivering only one copy of each of our proxy statement and annual report on Form 10-K to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or, in most cases, by checking the appropriate box on the voting instruction card sent to them. Similarly, most street-name stockholders who are receiving multiple copies of our proxy statement and annual report on Form 10-K at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings of materials by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Electronic Delivery Option

Instead of receiving future copies of these materials by mail, street-name stockholders may have the opportunity to receive copies of the proxy materials electronically. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business. Please check the information provided in the proxy materials mailed to you by your bank or broker or contact your bank or broker regarding the availability of this service. In addition, the notice of annual meeting, proxy statement and other proxy materials are available on our website at www.blockbuster.com. Neither the Blockbuster website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

Voting by Class A Common Stockholders and Class B Common Stockholders

Stockholders Entitled to Vote

We have two classes of common stock outstanding: (1) Class A common stock, which is entitled to one vote per share; and (2) Class B common stock, which is entitled to two votes per share.

The holders of Class A common stock and Class B common stock will vote together as a single class on the matters to be considered at the annual meeting, and their votes will be counted and totaled together. The record date for determining the Class A common stockholders and Class B common stockholders entitled to notice of and to vote at the meeting and any adjournment thereof was the close of business on March 20, 2007, at which time we had issued and outstanding 120,146,091 shares of Class A common stock and 72,000,000 shares of Class B common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” for information about Class A common stock and Class B common stock beneficially owned by our directors and executive officers as of the date indicated in such section. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any Class A common stockholder or Class B common stockholder, for any purpose germane to the meeting, during ordinary business hours at Blockbuster’s corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

Voting of Proxies By Management Proxy Holders

The Board has appointed Mr. John F. Antioco, Chairman and Chief Executive Officer, Mr. Larry J. Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, and Ms. Andi Yorio, Senior Corporate Counsel and Assistant Secretary, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as follows, unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of Directors)—FOR the election of each of the three persons named under “Proposal I—Election of Directors” as nominees for election as Class II directors;

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Proposal II (Amendment to Second Amended and Restated Certificate of Incorporation to Eliminate the Classification of the Board of Directors)—FOR the proposal to amend Blockbuster’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate the classification of the Board of Directors;

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Proposal III (Ratification of the Appointment of Independent Auditors)—FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditors”) for fiscal 2007; and

•	Proposals IV and V (Stockholder Proposals)—AGAINST each proposal.

As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by the Board will provide the management proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all Class A common stockholders and Class B common stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is obtained.

Under the rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote even if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For proposals I, II and III to be voted on at our annual meeting, brokers will have discretionary authority in the absence of timely instructions from their customers. Under NYSE rules, however, a broker may not vote a client’s shares on proposals IV and V (the stockholder proposals) absent instructions from the client. Without these voting instructions, a broker non-vote will occur.

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Proposal I (Election of Directors)—To be elected, each nominee for election as a Class II director must receive the affirmative vote of a plurality of the votes of the shares of Class A common stock and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

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Proposal II (Amendment to Certificate of Incorporation to Eliminate the Classification of the Board of Directors)—The Certificate of Incorporation provides that the affirmative vote of the holders of not less than 75% in voting power of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, is required to amend the Certificate of Incorporation to eliminate the classification of the Board of Directors. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against this proposal. Although brokers have discretionary authority to vote on this proposal, if a broker submits a “non-vote,” it will have the same effect as a vote against this proposal.

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Proposal III (Ratification of the Appointment of Independent Auditors)—Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2007 requires the affirmative vote of the holders of a majority of the votes of the Class A common stock and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Although brokers have discretionary authority to vote on this proposal, if a broker submits a “non-vote,” it will have the same effect as a vote against this proposal.

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Proposals IV and V (Stockholder Proposals)—The affirmative vote of the holders of a majority of the votes of the Class A common stock and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on these proposals is required for approval. Abstentions may be specified on these proposals and will have the same effect as a vote against these proposals. Because brokers do not have authority to vote on these proposals, broker non-votes will not have an effect on the outcome of the vote on these proposals. The approval of one or both of the stockholder proposals does not mean that their requested actions automatically will go into effect. The Board will take stockholder support for the stockholder proposals into account in making a final decision on whether to adopt or take the actions requested by the stockholder proposals.

Voting Procedures

Registered Stockholders:    Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Telephone.    You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 2:00 a.m., Eastern Daylight Time, on May 9, 2007.

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By Internet.    You may submit a proxy electronically on the Internet, using the web site listed on the proxy card. Please have your proxy card in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 2:00 a.m., Eastern Daylight Time, on May 9, 2007.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders:    Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Methods Listed on Proxy Card.    Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

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In Person with a Proxy from the Record Holder.    A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the meeting by:

•	timely delivery of a valid, later-dated executed proxy card;

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•	filing an instrument of revocation received by the Secretary of Blockbuster Inc. at 1201 Elm Street, Dallas, Texas 75270, by 6:00 p.m., Eastern Daylight Time, on Tuesday, May 8, 2007.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Blockbuster Class A common stock or Class B common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We also have retained Morrow & Co., Inc. (“Morrow”) to solicit proxies from stockholders in connection with our annual meeting. Under the agreement, Morrow will provide consultation and preparation services in connection with the solicitation, deliver proxy materials to banks, brokers and intermediaries, as well as perform the actual solicitation of proxies from brokers, banks and nominees for a fee of $12,000. In addition, we will reimburse Morrow for any mailing expenses and other disbursements made on our behalf in connection with the solicitation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Class A common stock and Class B common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2006, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Blockbuster Inc., Attn: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

CORPORATE GOVERNANCE

Governance Overview

Our Board has adopted corporate governance guidelines as part of its continuing effort to enhance corporate governance at Blockbuster and to communicate Blockbuster’s governance policies to stockholders and other interested parties. The guidelines address a variety of governance topics, including:

•	director independence and qualification standards,

•	responsibilities of directors,

•	Board meetings,

•	executive sessions of non-management directors,

•	Board committees,

•	Board access to management and outside advisors,

•	director orientation and continuing education,

•	non-employee director compensation,

•	evaluation and succession planning for our Chief Executive Officer,

•	periodic self-evaluations of Board and committee effectiveness and functioning, and

•	service by directors on other boards.

Our Corporate Governance Guidelines, along with our Business Conduct Statement, Supplemental Code of Ethics for Blockbuster’s Senior Financial Officers, charters of our standing Board committees and our second amended and restated certificate of incorporation and amended and restated bylaws, provide the basic framework for the governance of Blockbuster. Our certificate of incorporation and bylaws are filed as exhibits to our public filings with the SEC. These filings can be accessed free of charge from our website at www.blockbuster.com under the link for “Investor Relations.” The remaining documents referenced above are also available free of charge on our website under the link for “Investor Relations.” Copies of these documents will be provided to stockholders, without charge, upon written request to Blockbuster Inc., Attn: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board meets on a regularly scheduled basis to review significant developments affecting our Company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met 8 times and acted by unanimous written consent 7 times during the 2006 fiscal year. During the 2006 fiscal year, each incumbent director participated in at least 75% of the aggregate number of meetings of the Board and applicable committee meetings held during the period for which he or she was a director.

The Board has separately designated standing audit, nominating/corporate governance and compensation committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Director	Independent (1)	Audit Committee	Nominating / Corporate Governance Committee	Compensation Committee
John F. Antioco	No
Edward Bleier	Yes		Member
Robert A. Bowman	Yes	Chair (2)
James W. Crystal	Yes			Member
Jackie M. Clegg	Yes	Member (2)	Chair
Gary J. Fernandes	Yes		Member	Chair
Jules Haimovitz	Yes			Member
Carl C. Icahn	Yes			Member
Strauss Zelnick	Yes	Member
Number of Meetings in 2006		14	8	4
Number of Written Consents in 2006		—	1	—

(1)	The Board has determined that the director is independent as described below under “Director Independence.”

(2)	The Board has determined that the director is an audit committee financial expert as described below under “Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s three standing committees follows. Notwithstanding the following, the Board retains the right to exercise the powers of any committee and may do so from time to time. For additional information, please refer to the committee charters that are available on our website.

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Audit Committee—The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to (1) the quality and integrity of our financial reports and other financial information provided by us to our stockholders, the public and others; (2) our compliance with legal and regulatory requirements; (3) our independent auditors’ qualifications, independence and performance; and (4) the performance of our internal audit function, including our systems of internal controls.

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Compensation Committee—The primary functions of the Compensation Committee are to (1) assist management and the Board in defining and overseeing our general compensation practices; (2) review and approve, or make recommendations to the Board or the other independent directors with respect to, as the case may be, the compensation, including equity grants, of our Chief Executive Officer, other executive officers and any other employees or categories of employees as directed by the Board; (3) review and discuss the Company’s Compensation Discussion and Analysis with management; and (4) produce the Compensation Committee’s report required by the SEC for inclusion in our proxy statement.

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Nominating/Corporate Governance Committee—The primary functions of the Nominating/Corporate Governance Committee are to (1) assist the Board in identifying individuals qualified to become members of the Board; (2) recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to fill any vacancy on the Board; (3) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; (4) review the criteria to be used in connection with the self-evaluations of the Board and each of its committees and oversee the evaluation of the Board and management; and (5) develop and recommend to the Board and administer our Corporate Governance Guidelines.

Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for managing the process for nomination of new directors. The Nominating/Corporate Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from our management, current Board members, stockholders or contacts in communities served by Blockbuster, or by conducting a formal search using an outside search firm selected and engaged by the Nominating/Corporate Governance Committee. During 2006, the Nominating/Corporate Governance Committee retained Spencer Stuart to assist it in identifying and evaluating potential director nominees. Following the identification of a potential director nominee, the Nominating/Corporate Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to the following factors: (1) whether the individual meets the Board’s minimum qualifications for first-time director nominees; (2) whether the individual would be considered independent under NYSE and SEC rules; and (3) whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and/or Compensation Committees of the Board.

The Nominating/Corporate Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including but not limited to the characteristics of independence, diversity, age, skills, experience, availability of service to Blockbuster, tenure of incumbent directors on the Board and the Board’s anticipated needs. The Nominating/Corporate Governance Committee believes that, at a minimum, all directors, as well as any nominee recommended by the Nominating/Corporate Governance Committee, should have (1) high personal and professional integrity, (2) the ability to read and understand basic financial statements, (3) the ability to exercise sound business judgment, (4) an understanding of Blockbuster’s business and the industry in which we operate, (5) a commitment to enhancing stockholder value and (6) the willingness and sufficient time to carry out their responsibilities as a member of the Board. In addition, at least one member of the Board should have accounting or related financial management expertise, as determined in the Board’s business judgment. The Nominating/Corporate Governance Committee will consider potential nominees recommended by our stockholders for the Nominating/Corporate Governance Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Nominating/Corporate Governance Committee in care of Blockbuster’s Secretary at Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270. Our bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2008 Annual Meeting.”

Assuming a satisfactory conclusion to the Nominating/Corporate Governance Committee’s review and evaluation process, the Nominating/Corporate Governance Committee presents the candidate’s name to the Board for nomination for election as a director and/or inclusion in our proxy statement.

Director Independence

Annual written questionnaires are used to gather input to assist the Nominating/Corporate Governance Committee and the Board in their determinations of the independence of the non-employee directors. In addition, our Corporate Governance Guidelines require directors to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, in the event that such director’s personal circumstances change or are anticipated to change in a manner that may affect the Board’s evaluation of such director’s independence.

Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Nominating/Corporate Governance Committee presented its findings to the Board on the independence of (1) Edward Bleier, (2) Robert A. Bowman, (3) Jackie M. Clegg, (4) Gary J. Fernandes, (5) Jules Haimovitz, (6) Carl C. Icahn and (7) Strauss Zelnick. With respect to these directors and with respect to James W. Crystal, whose independence was assessed in the first instance by the Board, the Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Blockbuster, either directly or as a partner, shareholder or officer of an organization that has a relationship with Blockbuster. The Board further determined that (1) all such non-employee directors are independent under applicable NYSE listing standards and (2) all such non-employee directors also satisfy the additional audit committee independence standards of Rule 10A-3 of the SEC other than Mr. Icahn because of his reported beneficial ownership in Blockbuster’s equity securities in excess of 10%.

In making its most recent independence determinations, the Board considered certain relationships that it deemed not to be material. Mr. Fernandes holds a general partner interest and a limited partner interest in two real estate limited partnerships that each lease one retail building to Blockbuster. The Board determined that Mr. Fernandes’ relationship was not material, as it did during 2005 and 2006 when considering this same relationship, because the transactions between Blockbuster and the limited partnerships were at arms length, Mr. Fernandes had no direct involvement with any such transactions, and the transactions in question involved only two of Blockbuster’s thousands of domestic leases. The Board also considered Mr. Icahn’s sizable beneficial ownership of Blockbuster’s common stock and preferred stock and determined that his significant equity beneficial ownership did not constitute a material relationship that impaired his independence from management. In addition, the Board considered that Mr. Bleier, previously an executive with Warner Bros. Entertainment Inc. in New York, is provided with access to certain office space and related services, but not any compensation, by his former employer. Warner Bros. is one of our many suppliers of movie inventory. In light of the limited nature of these office services provided to Mr. Bleier, the Board determined that these services did not constitute a material relationship that would impair Mr. Bleier’s independence from management.

In addition to considering potential relationships for purposes of the Board’s director independence determinations, our Board has also adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Blockbuster is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons (a “related party transaction”). These policies and procedures supplement our annual written questionnaires which are discussed above and are set forth in our Corporate Governance Guidelines. Specifically, each of our directors is expected to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, of any direct or indirect (including through an affiliated entity or an immediate family member) material interest in any transaction, proposed transaction or series of similar transactions in which Blockbuster is, or is to be, a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. Any such related party transactions require approval or ratification by the disinterested members of the Board or a committee thereof designated by such disinterested directors, taking into account whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, Blockbuster’s Business Conduct Statement (including its conflict of interest provisions), any affiliate transaction approval requirements in our debt agreements, any impact on the Board’s evaluation of such director’s independence or on such director’s eligibility to serve on one of the Board’s committees, any required public disclosures by Blockbuster, and such other factors as may be deemed appropriate by the disinterested members of the Board or any committee thereof. These policies and procedures also provide that the Board will follow similar procedures and take into account similar factors, to the extent applicable, in connection with its review, approval or ratification of any related party transactions in which any of our executive officers or significant security holders has a material direct or indirect interest and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. Each of our directors is also expected to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, of any transaction, proposed transaction or series of similar transactions in which such director has a direct or indirect (including through an affiliated entity or an immediate family member) material interest and in which another director on our Board also has a direct or indirect (including through an affiliated entity or an immediate family member) material interest.

Executive Sessions and the Presiding Director

Our Corporate Governance Guidelines provide for regular executive sessions of the non-management directors without management participation. Our Corporate Governance Guidelines designate the Chair of the Audit Committee as the presiding director at such meetings. Mr. Bowman currently serves as the Chair of the Audit Committee.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board or individual directors, including the Chairman and chair of any Board committee. The chairs of Blockbuster’s standing Board committees are all independent directors as determined by the Board and described above under “—Director Independence.”

Stockholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board by calling our hotline, which is administered by a third party, at 1-888-441-WORD. The Chair of the Audit Committee, who is also the presiding director for meetings of non-management directors, has been designated to receive such communications. In addition, stockholders may send communications to the Board or individual directors by mail, by writing to the Board or such individual directors, c/o Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attn: Secretary. The Secretary’s office receives all such mailed communications initially and forwards all such communications to the applicable director or directors.

The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Bowman and Zelnick and Ms. Clegg, the current members of the Audit Committee, are each “financially literate” as interpreted by the Board in its business judgment and that Mr. Bowman and Ms. Clegg each further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the SEC.

Policies on Business Conduct and Ethics

Blockbuster has established a corporate compliance program as part of its commitment to responsible business practices in all of the communities in which it operates. The Board has adopted a Business Conduct Statement that applies to all of our employees and directors and a Supplemental Code of Ethics that applies specifically to our Chief Executive Officer, Chief Financial Officer and Controller. The Business Conduct Statement and Supplemental Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of Company assets, intellectual property, financial accounting, employment practices, health, safety and environment, political contributions and payments and matters relating to international business activities.

Both the Business Conduct Statement and Supplemental Code of Ethics are published on our website. Please refer to “Governance Overview” above for the location of these documents.

In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Supplemental Code of Ethics, or waivers from our Supplemental Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.blockbuster.com) within the time period required by applicable SEC and NYSE rules.

Director Attendance at Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend our annual stockholders meetings. At our 2006 annual meeting, each of the incumbent directors was in attendance except for Mr. Icahn.

Processes and Procedures for Determining Executive and Director Compensation

The following discussion is intended to illustrate our typical processes and procedures for the consideration and determination of executive officer and director compensation, rather than to provide a detailed discussion of specific executive and director compensation matters. From time to time, our Board, Compensation Committee or Nominating/Corporate Governance Committee may deem additional or different processes and procedures to be appropriate for a particular matter.

Executive Compensation

As detailed in its charter, one of the primary functions of our Compensation Committee is to review and approve, or make recommendations to the Board or to the other independent directors on the Board with respect to, the compensation of our executives and such other employees or categories of employees as directed by the Board. In general, executive compensation matters can be presented to the Compensation Committee or raised with the Committee in one of the following ways: (1) at the request of the Committee chair or another Committee member or Board member, (2) in accordance with the Committee’s annual agenda, which is reviewed by the Committee members and other directors on an annual basis, (3) by our Chief Executive Officer, Chief Financial Officer/Chief Administrative Officer or Senior Vice President of Human Resources or (4) by the Committee’s outside compensation consultant.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executives and our directors, and also has the sole authority to approve any such firm’s fees and other retention terms. During 2006, the Compensation Committee engaged Lyons, Benenson & Company Inc. to assist it in evaluating executive compensation matters. The terms of Lyons, Benenson’s engagement are set forth in an engagement agreement which provides, among other things, that Lyons, Benenson will perform the advisory services requested by the Compensation Committee or by Blockbuster. Pursuant to its charter, the Compensation Committee also has the authority to engage, and determine the fees of, independent counsel and other advisors as it deems necessary to carry out its duties, and has the authority to request that any of our officers or employees or our outside legal counsel attend Compensation Committee meetings or meet with any members of, or consultants to, the Committee.

Together with management, the Compensation Committee’s compensation consultant and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and formulates a recommendation. The Compensation Committee’s chair then generally reports the Compensation Committee’s recommendation for approval by the full Board or, in certain cases, by the independent directors. For example, performance-based compensation matters that require approval by outside directors under Section 162(m) of the Internal Revenue Code would not generally be voted on by the Chairman of our Board, who also serves as our Chief Executive Officer, nor would our Chairman and Chief Executive Officer typically vote on matters regarding his individual compensation.

To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any subcommittee or individual members of the Compensation Committee as it deems appropriate.

Director Compensation

Pursuant to its charter and our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee is responsible for annually reviewing the form and amount of director compensation, taking into account any evaluation prepared by any compensation consultant retained by the Compensation Committee. If appropriate, the Nominating/Corporate Governance Committee recommends changes in director compensation to the Board, based on the following principles:

•

directors should be fairly compensated for the services they provide to Blockbuster (taking into account, among other things, the size and complexity of our business, and compensation and benefits paid to directors of comparable companies);

•	directors’ interests should be aligned with the interests of our stockholders; and

•	directors’ compensation should be easy for our stockholders to understand.

Our Corporate Governance Guidelines also provide that the Nominating/Corporate Governance Committee and the Board shall consider that the independence of a director may be jeopardized if compensation and perquisites exceed customary levels, if we make substantial charitable contributions to organizations with which the director is affiliated, or if we enter into consulting contracts with (or provide other indirect forms of compensation to) a director or an organization with which a director is affiliated.

During 2006, the Nominating/Corporate Governance Committee utilized the services of Lyons, Benenson & Company Inc., the consultant engaged by the Compensation Committee, to assist it in reviewing and evaluating our current non-employee directors’ compensation program.

As with the Compensation Committee, the Nominating/Corporate Governance Committee may, to the extent permitted by applicable law, delegate its authority to any subcommittee or individual members of the Nominating/Corporate Governance Committee as it deems appropriate.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2006. In addition, our Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 1, 2006.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Blockbuster Class A common stock and Class B common stock beneficially owned by (1) the “named executive officers,” which, for purposes of this proxy statement, include our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers who were serving as such on December 31, 2006, and Edward B. Stead, our former Executive Vice President, General Counsel and Executive Vice President Business Development, who would have been among our three other most highly compensated executive officers had he been serving as an executive officer on December 31, 2006; (2) each current Blockbuster director and each nominee for director; and (3) all current Blockbuster directors and executive officers as a group. The following table also sets forth information with respect to the number of shares of Blockbuster Class A common stock and Class B common stock beneficially owned by each person known by Blockbuster to beneficially own more than 5% of the outstanding shares of Blockbuster Class A common stock or Class B common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (2) ownership is as of March 1, 2007.

As of March 1, 2007, there were 120,143,244 shares of Blockbuster Class A common stock outstanding and 72,000,000 shares of Blockbuster Class B common stock outstanding.

Name	Title of Equity Securities	Beneficial Ownership of Equity Securities
		Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
John F. Antioco	Blockbuster Class A Common Blockbuster Class B Common	999,116(4) 27(4)	3,333,336 —	3.6% *
Edward Bleier	Blockbuster Class A Common Blockbuster Class B Common	19,670 —	— —	* —
Robert A. Bowman	Blockbuster Class A Common Blockbuster Class B Common	20,493 —	— —	* —
Jackie M. Clegg	Blockbuster Class A Common Blockbuster Class B Common	22,652 —	— —	* —
James W. Crystal	Blockbuster Class A Common Blockbuster Class B Common	2,847 —	— —	* —
Gary J. Fernandes	Blockbuster Class A Common Blockbuster Class B Common	20,493 —	— —	* —
Jules Haimovitz	Blockbuster Class A Common Blockbuster Class B Common	10,592 —	— —	* —

Carl C. Icahn (5)

High River Limited
Partnership (5)

Icahn & Co., Inc. (5)

Hopper Investments LLC (5)

Barberry Corp. (5)

Icahn Partners Master Fund L.P. (5)

Icahn Offshore L.P. (5)

CCI Offshore Corp. (5)

Icahn Partners L.P. (5)

Icahn Onshore L.P. (5)

CCI Onshore Corp. (5)

	Blockbuster Class A Common Blockbuster Class B Common	11,503,770(6) 5,566,131(6)	7,378,641(6) —	15.7% 7.7%
Strauss Zelnick	Blockbuster Class A Common Blockbuster Class B Common	19,670 —	— —	* —
Frank G. Paci	Blockbuster Class A Common Blockbuster Class B Common	120,140(4) —	— —	* —
Nicholas P. Shepherd	Blockbuster Class A Common Blockbuster Class B Common	238,067 —	— —	* —
Edward B. Stead	Blockbuster Class A Common Blockbuster Class B Common	— —	— —	— —
Chris Wyatt	Blockbuster Class A Common Blockbuster Class B Common	133,238 —	— —	* —
Larry J. Zine	Blockbuster Class A Common Blockbuster Class B Common	433,675(4) —	— —	* —

Name	Title of Equity Securities	Beneficial Ownership of Equity Securities
		Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
Barclays Global Investors, NA (7) Barclays Global Fund Advisors (7)	Blockbuster Class A Common	6,864,211(8)	—	5.7%
Deutsche Bank AG (9) Deutsche Bank Securities Inc. (9) Deutsche Bank AG, London Branch (9)	Blockbuster Class A Common	11,468,099(10)	—	9.6%
Dimensional Fund Advisors LP (11)	Blockbuster Class A Common	8,179,976(12)	—	6.8%
Elm Ridge Capital Management, LLC (13) Ronald Gutfleish (13)	Blockbuster Class A Common	5,951,058(14)	—	5.0%
HBK Investments L.P. (15) HBK Services LLC (15) HBK Partners II L.P. (15) HBK Management LLC (15) HBK Master Fund L.P. (15)	Blockbuster Class B Common	4,967,215(16)	—	6.9%
JPMorgan Chase & Co. (17)	Blockbuster Class B Common	4,605,470(18)	—	6.4%
M.A.M. Investments Ltd. (19) Marathon Asset Management (Services) Ltd (19) Marathon Asset Management LLP (19) William James Arah (19) Jeremy John Hosking (19) Neil Mark Ostrer (19)	Blockbuster Class B Common	8,117,883(20)	—	11.3%
Morgan Stanley (21) Morgan Stanley Capital Services Inc. (21)	Blockbuster Class A Common	8,693,519(22)	—	7.2%
Prentice Capital Management, LP (23) Michael Zimmerman (23)	Blockbuster Class A Common Blockbuster Class B Common	11,398,757(24) 4,077,410(24)	— —	9.5% 5.7%
President and Fellows of Harvard College (25)	Blockbuster Class B Common	5,773,889(26)	—	8.0%
The TCW Group, Inc., on behalf of the TCW Business Unit (27)	Blockbuster Class A Common	6,083,251(28)	—	5.1%
UBS AG (29)	Blockbuster Class B Common	6,828,243(30)	—	9.5%
Current directors and current executive officers as a group (12 persons)	Blockbuster Class A Common Blockbuster Class B Common	13,411,185(4) 5,566,158(4)	10,711,977 —	20.1% 7.7%

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The shares reported in this column include any restricted shares, whether vested or unvested, held by the named executive officers on March 1, 2007.

(2)	Amounts indicated reflect shares subject to stock options or conversion rights that, on March 1, 2007, were unexercised or unconverted but were exercisable or convertible for shares of Blockbuster Class A common stock within a period of 60 days from that date. These shares are excluded from the column headed “Number of Outstanding Shares.”

(3)	Percentages are calculated based on the outstanding shares of Blockbuster Class A common stock or Class B common stock, as appropriate, as of March 1, 2007.

(4)	This includes shares held through Blockbuster’s 401(k) plan as of December 31, 2006.

(5)

The address for Carl C. Icahn; Icahn & Co., Inc.; Icahn Offshore L.P.; CCI Offshore Corp.; Icahn Partners L.P.; Icahn Onshore L.P.; and CCI Onshore Corp. is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153. The address for High River Limited Partnership; Hopper Investments LLC; and Barberry Corp. is 100 South Bedford Road, Mount Kisco, New York 10549. The address for Icahn Partners Master Fund L.P. is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(6)	This is based on a Schedule 13D filed with the SEC on December 14, 2004, an amendment to Schedule 13D filed with the SEC on November 16, 2005, and a Form 4 filed with the SEC on January 4, 2007. The Schedules 13D and 13D/A were jointly filed by Carl C. Icahn; Icahn & Co., Inc.; Icahn Offshore L.P.; CCI Offshore Corp.; Icahn Partners L.P.; Icahn Onshore L.P.; CCI Onshore Corp.; High River Limited Partnership; Hopper Investments LLC; Barberry Corp.; and Icahn Partners Master Fund L.P. The Form 4 was filed by Carl C. Icahn. According to the Schedules 13D and 13D/A, (1) High River Limited Partnership has sole voting power and sole dispositive power with regard to 2,874,548 shares of Class A common stock and 772,320 shares of Class B common stock, and each of Barberry Corp., Hopper Investments LLC, and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (2) Icahn & Co., Inc. has sole voting power and sole dispositive power with regard to 898,000 shares of Class A common stock and 340,906 shares of Class B common stock, and each of Barberry Corp. and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (3) Icahn Partners Master Fund L.P. has sole voting power and sole dispositive power with regard to 7,381,540 shares of Class A common stock and 1,932,985 shares of Class B common stock, and each of Icahn Offshore L.P., CCI Offshore Corp., and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; and (4) Icahn Partners L.P. has sole voting power and sole dispositive power with regard to 7,708,653 shares of Class A common stock and 2,519,920 shares of Class B common stock, and each of Icahn Onshore L.P., CCI Onshore Corp., and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes. According to the Schedule 13D/A and the Form 4, Carl C. Icahn has sole voting power and sole dispositive power with regard to 19,670 shares of Class A common stock, and each of High River Limited Partnership, Icahn & Co., Inc., Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund L.P., Icahn Offshore L.P., CCI Offshore Corp., Icahn Partners L.P., Icahn Onshore L.P., and CCI Onshore Corp. disclaim beneficial ownership of such shares for all purposes. All of the shares of Class A common stock and Class B common stock owned by High River Limited Partnership are held in a margin account and are subject to a lien in favor of the applicable brokerage house. All other shares of Class A common stock and Class B common stock owned by Carl C. Icahn and his affiliated entities are held in prime brokerage accounts, in which case the applicable investment banks have a lien on the shares for present and future obligations of the holders to the prime brokers.

(7)	The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont St., San Francisco, California 94105.

(8)	This is based on a Schedule 13G filed with the SEC on January 23, 2007, by Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Trust and Banking Company Limited; and Barclays Global Investors Japan Limited. According to the Schedule 13G, (1) Barclays Global Investors, NA, has sole voting power with regard to 3,118,814 shares of Class A common stock, sole dispositive power with regard to 3,778,873 shares of Class A common stock, and is deemed to beneficially own 3,778,873 shares of Class A common stock; and (2) Barclays Global Fund Advisors has sole voting power and sole dispositive power with regard to 3,085,338 shares of Class A common stock and is deemed to beneficially own 3,085,338 shares of Class A common stock.

(9)	The address for Deutsche Bank AG; Deutsche Bank Securities Inc.; and Deutsche Bank AG, London Branch is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany.

(10)

This is based on an amendment to Schedule 13G filed with the SEC on January 30, 2007, by Deutsche Bank AG; Deutsche Bank Securities Inc.; and Deutsche Bank AG, London Branch. According to the Schedule 13G/A, (1) Deutsche Bank AG has sole voting power and sole dispositive power with regard to 11,468,099 shares of Class A common stock; (2) Deutsche Bank Securities Inc. has sole voting power and sole dispositive power with regard to 2,793,700 shares of Class A common stock; and (3) Deutsche Bank AG, London Branch, has sole voting power and sole dispositive power with regard to 8,674,399 shares of Class A common stock. According to the Schedule 13G/A, the filing reflects securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates; and, furthermore, CIB disclaims beneficial ownership of the securities beneficially owned by (1) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (2) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.

(11)	The address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.

(12)	This is based on an amendment to Schedule 13G filed with the SEC on February 9, 2007, by Dimensional Fund Advisors LP. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power and sole dispositive power with regard to 8,179,976 shares of Class A common stock. Also according to the Schedule 13G/A, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(13)	The address for Elm Ridge Capital Management, LLC and Ronald Gutfleish is 3 West Main Street, 3rd Floor, Irvington, New York 10533.

(14)	This is based on an amendment to Schedule 13G filed with the SEC on February 13, 2007, by Ronald Gutfleish, c/o Elm Ridge Capital Management, LLC. According to the Schedule 13G/A, Ronald Gutfleish and Elm Ridge Capital Management, LLC have shared voting power and shared dispositive power with regard to 5,951,058 shares of Class A common stock. Also according to the Schedule 13G/A, Ronald Gutfleish is the managing member of two limited liability companies, which each manage one or more private investment funds that hold the shares, and Ronald Gutfleish disclaims beneficial ownership in the Class A common stock, except to the extent of his pecuniary interest therein.

(15)	The address for HBK Investments L.P.; HBK Services LLC; HBK Partners II L.P.; HBK Management LLC; and HBK Master Fund L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(16)

This is based on an amendment to Schedule 13G filed with the SEC on February 9, 2007, by HBK Investments L.P.; HBK Services LLC; HBK Partners II L.P.; HBK Management LLC; and HBK Master Fund L.P. According to the Schedule 13G/A, HBK Investments L.P.; HBK Services LLC; HBK Partners II L.P.; HBK Management LLC; and HBK Master Fund L.P. have shared voting power and shared dispositive power with regard to 4,967,215 shares of Class B common stock, and are deemed to beneficially own 4,967,215 shares of Class B common stock. Also according to the Schedule 13G/A, HBK Investments L.P. has delegated discretion to vote and dispose of the securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the Securities. Also according to the Schedule 13G/A, Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities.

(17)	The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(18)	This is based on a Schedule 13G filed with the SEC on February 12, 2007, by JPMorgan Chase & Co. According to the Schedule 13G, JPMorgan Chase & Co. has sole voting power and sole dispositive power with regard to 4,605,470 shares of Class B common stock. According to the Schedule 13G, it was filed on behalf of JPMorgan Chase & Co. and its wholly owned subsidiary, J.P. Morgan Ventures Corporation.

(19)	The address for M.A.M. Investments Ltd.; Marathon Asset Management (Services) Ltd; Marathon Asset Management LLP; William James Arah; Jeremy John Hosking; and Neil Mark Ostrer is Orion House, 5 Upper St. Martin’s Lane, London, WC2H 9EA, United Kingdom.

(20)	This is based on a Schedule 13G filed with the SEC on January 16, 2007, by M.A.M. Investments Ltd.; Marathon Asset Management (Services) Ltd; Marathon Asset Management LLP; William James Arah; Jeremy John Hosking; and Neil Mark Ostrer (the “Reporting Persons”). According to the Schedule 13G, Marathon Asset Management LLP; Marathon Asset Management (Services) Ltd; M.A.M. Investments Ltd.; William James Arah; Neil Mark Ostrer; and Jeremy John Hosking have shared voting power with regard to 6,064,383 shares of Class B common stock and shared dispositive power with regard to 8,117,883 shares of Class B common stock. Each of the Reporting Persons are deemed to beneficially own 8,117,883 shares of Class B common stock and each of the Reporting Persons, except for Marathon Asset Management LLP, disclaim any direct ownership of the shares reported in the Schedule 13G. Marathon Asset Management (Services) Limited, an owner of Marathon Asset Management LLP, is a wholly owned subsidiary of M.A.M. Investments Ltd., and as such, shares with M.A.M. Investments Ltd. the voting and dispositive power as to all of the shares beneficially owned by Marathon Asset Management (Services) Limited. Messrs Arah, Hosking and Ostrer are directors and indirect owners of Marathon Asset Management (Services) Limited and owners and Executive Committee members of Marathon Asset Management LLP.

(21)	The address for Morgan Stanley and Morgan Stanley Capital Services Inc. is 1585 Broadway, New York, New York 10036.

(22)	This is based on an amendment to Schedule 13G filed with the SEC on February 15, 2007, by Morgan Stanley and Morgan Stanley Capital Services Inc. According to the Schedule 13G/A, (1) Morgan Stanley beneficially owns and has sole voting power and sole dispositive power with regard to 8,693,519 shares of Class A common stock; and (2) Morgan Stanley Capital Services Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 8,544,990 shares of Class A common stock.

(23)	The address for Prentice Capital Management, LP and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

(24)	This is based on amendments to Schedules 13G filed with the SEC on February 14, 2006 and February 14, 2007, by Prentice Capital Management, LP and Michael Zimmerman. According to the Schedules 13G/A, Prentice Capital Management, LP and Michael Zimmerman both have shared voting power and shared dispositive power with regard to 11,398,757 shares of Class A common stock and 4,077,410 shares of Class B common stock. The shares of Class A common stock and Class B common stock are beneficially owned by Prentice Capital Management, LP as investment manager for investment funds in which such shares are held. Michael Zimmerman is the managing member of (1) Prentice Management GP, LLC, the general partner of Prentice Capital Management, LP, (2) Prentice Capital GP, LLC, the general partner of certain investment funds, and (3) Prentice Capital GP II, LLC, the managing member of Prentice Capital GP II, LP, which is the general partner of certain investment funds. Each of Michael Zimmerman and Prentice Capital Management, LP disclaims any beneficial ownership of such shares.

(25)	The address for President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

(26)	This is based on an amendment to Schedule 13G filed with the SEC on February 8, 2007, by President and Fellows of Harvard College. According to the Schedule 13G/A, President and Fellows of Harvard College has sole voting power, sole dispositive power and beneficial ownership with regard to 5,773,889 shares of Class B common stock.

(27)	The address for The TCW Group, Inc., on behalf of the TCW Business Unit, is 865 South Figueroa Street, Los Angeles, California 90017.

(28)	This is based on a Schedule 13G filed with the SEC on February 12, 2007, by The TCW Group, Inc., on behalf of the TCW Business Unit. According to the Schedule 13G, The TCW Group, Inc. has shared voting power with regard to 3,686,251 shares of Class A common stock, shared dispositive power with regard to 6,083,251 shares of Class A common stock, and is deemed to beneficially own 6,083,251 shares of Class A common stock. According to the Schedule 13G, it was filed by The TCW Group, Inc., on behalf of itself and its direct and indirect subsidiaries: Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company (collectively, the “TCW Business Unit”). Also according to the Schedule 13G, the TCW Business Unit is primarily engaged in the provision of investment management services.

(29)	The address for UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(30)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2007, by UBS AG. According to the Schedule 13G/A, the shares of Class B common stock were acquired directly by UBS AG and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors (other than Mr. Icahn, one of our non-employee directors, who obtains such assistance from his own advisors) and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2006, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

Executive Summary

As discussed in more detail below, the following actions concerning the compensation of Blockbuster’s named executive officers were taken for fiscal 2006:

•	Nicholas P. Shepherd, Blockbuster’s Executive Vice President and President, Worldwide Stores, received a salary increase for fiscal 2006.

•

Larry J. Zine, Blockbuster’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer; Frank G. Paci, Blockbuster’s Executive Vice President, Strategic Planning and Business Development; Mr. Shepherd; and Chris Wyatt, Blockbuster’s former Executive Vice President and President, International received bonuses pursuant to Blockbuster’s Senior Executive Annual Performance Bonus Plan (the “Senior Bonus Plan”).

•

John F. Antioco, Blockbuster’s Chairman and Chief Executive Officer, received a bonus of $3.0525 million for 2006. As previously disclosed, Blockbuster and Mr. Antioco were in discussions in an attempt to resolve a disagreement concerning the Board’s 2006 bonus award to Mr. Antioco. The $3.0525 million bonus amount reflects a compromise between the 2006 bonus amount of $2.28 million previously conditionally offered by the Board but not paid and $7.65 million, which is the amount to which Mr. Antioco was entitled pursuant to his previous employment agreement and Blockbuster’s 2006 Senior Bonus Plan, if negative discretion was not invoked.

•	Messrs. Paci and Shepherd received performance-based restricted stock awards during fiscal 2006.

•

Edward B. Stead, Blockbuster’s former Executive Vice President, General Counsel and Executive Vice President Business Development was terminated without cause upon mutual agreement and, in connection therewith, Blockbuster entered into an amendment to its employment agreement with Mr. Stead to provide him with a reduced lump sum severance payment in lieu of the severance payments to which he was formerly entitled under his employment agreement.

•

Mr. Wyatt was awarded a contingent bonus payable only in the event of any sale or other disposition of Blockbuster’s international operations or a requisite portion thereof. To date, this bonus has not been earned.

•

Mr. Zine’s employment agreement was amended to provide him with the right to resign from Blockbuster after December 31, 2006 and, in that event or in the event of any termination without cause, to receive a reduced lump sum severance payment in lieu of the severance payments to which he was formerly entitled under his employment agreement.

Compensation Objectives and Philosophy

Blockbuster’s primary objectives when determining compensation for its named executive officers are to:

•

set levels of annual salary, bonus and equity compensation that are competitive and that will attract and retain superior executives, taking into account the difficult industry conditions and competitive environment that Blockbuster currently faces,

•	incorporate a performance-based component to executive compensation by linking both bonus and equity compensation to Blockbuster’s financial and operational performance, and

•	provide long-term equity-based compensation, thereby further aligning the interests of Blockbuster’s executives with those of its other stockholders.

These objectives are designed to reward each executive’s (1) past individual performance and contribution to Blockbuster’s corporate performance, (2) level and scope of responsibility and experience, and (3) ability to influence Blockbuster’s future growth and profitability.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits to $1,000,000 the federal tax deductibility of compensation paid to Blockbuster’s Chief Executive Officer and its four other highest paid officers, but provides an exception to this limitation for certain performance-based compensation. Except where deemed not to be in Blockbuster’s best interests, Blockbuster’s objective is for executive compensation in excess of $1,000,000 to qualify for the performance-based compensation exception. Nevertheless, from time to time the Board authorizes compensation that does not meet the exception in order to maintain flexibility with respect to compensating executives in a manner designed to promote varying corporate goals. Of the components of compensation for Blockbuster’s named executive officers, bonus and performance-based equity compensation are each typically designed to be deductible under Section 162(m), while salary and perquisites are not. As such, performance targets for bonus and performance-based equity compensation are generally set during the first quarter of Blockbuster’s fiscal year in order to ensure that these awards are eligible for deductibility under Section 162(m). With respect to the fiscal 2006 compensation of the named executive officers, only the portion of each such executive’s bonus attributable to Blockbuster’s adjusted operating income performance and the performance-based restricted stock awards made to Messrs. Paci and Shepherd qualify for deductibility pursuant to Section 162(m).

Compensation Process

The Compensation Committee of Blockbuster’s Board is responsible for assisting management and the Board in defining and overseeing Blockbuster’s general compensation practices. During fiscal 2006, the Compensation Committee engaged Lyons, Benenson & Company Inc. to assist it in evaluating executive compensation matters. For a more complete description of Blockbuster’s processes and procedures for determining executive compensation, please see the section of this proxy statement entitled “Corporate Governance—Processes and Procedures for Determining Executive and Director Compensation—Executive Compensation.”

Compensation of the Chief Executive Officer

Employment Agreement Analysis and Compensation Elements

Mr. Antioco’s 2006 compensation was principally established by the terms of his employment agreement that was in effect during 2006, which was approved by the former Senior Executive Compensation Committee of the Board (comprised of current director Jackie M. Clegg and former directors Linda Griego and John L. Muething) in June 2004 in connection with Blockbuster’s divestiture from Viacom, and, with respect to his 2006 bonus, by his amended and restated employment agreement dated March 19, 2007, which was approved by the Board on March 19, 2007. During its review and analysis of Mr. Antioco’s employment agreement in 2004, the Senior Executive Compensation Committee hired an outside compensation consultant, Pearl Meyer & Partners, that was considered to be a leading authority on executive compensation. As part of its deliberations regarding Mr. Antioco’s employment agreement, the Senior Executive Compensation Committee considered (1) Mr. Antioco’s accomplishments since joining Blockbuster in 1997, (2) indications received from investors that the retention of Mr. Antioco would be a key consideration from their standpoint, and (3) the necessity of a successful split-off from Viacom. In addition, the Senior Executive Compensation Committee reviewed the total compensation (including salary, bonus, deferred compensation, equity compensation, and potential severance and change-in-control payments) of the CEOs of (1) direct competitors of Blockbuster (such as Hollywood Entertainment, Movie Gallery and Netflix), (2) indirect retail competitors of Blockbuster (such as Borders, Barnes & Noble, Albertsons, Saks and Dollar General), (3) certain of Viacom’s competitors (such as Clear Channel Communications and Gannett Co.), and (4) Viacom’s COO and CFO. Further, the Senior Executive Compensation Committee compared Mr. Antioco’s then-current compensation (including salary, bonus and equity compensation) with that of these comparable groups, as well as with that of thirty CEOs in a broad industry survey group and with the compensation of the CEOs of a peer retail survey group (including 7-Eleven, Corporate Express, Dollar General, Gap, Foot Locker, Liz Claiborne, Office Depot, Polo Ralph Lauren and

Starbucks). Based on the advice of Pearl Meyer & Partners, its outside consultant, and this review of benchmark compensation for comparable CEOs, the Senior Executive Compensation Committee determined that a multiple-component agreement would be advisable and consistent with Blockbuster’s compensation philosophy.

Therefore, the Senior Executive Compensation Committee reviewed the key proposed components of Mr. Antioco’s compensation, including salary, bonus, deferred compensation, equity compensation, accumulated realized and unrealized stock option grants, perquisites and other personal benefits, and the potential effect on and cost to Blockbuster of severance and change-in-control scenarios. Based on this review, the Senior Executive Compensation Committee established the various components of compensation in Mr. Antioco’s employment agreement, including salary (to address market data and related retention considerations), bonus (to address a pay-for-performance component), deferred compensation (to address Section 162(m)), stock options (to address alignment with stockholder interests), and restricted share units to be settled in cash only upon termination of executive status (to address alignment of stockholder interests and Section 162(m)). In determining the long-term incentive component of Mr. Antioco’s compensation, the Senior Executive Compensation Committee also considered the appropriate appreciation factor to incorporate for a five-year employment agreement. In determining the grant dates for the equity components of Mr. Antioco’s compensation, the Senior Executive Compensation Committee decided to spread out the grants in order to avoid a base value that would potentially be unfair to Mr. Antioco or to stockholders, given the potential for stock price volatility after the split-off. Upon conclusion of its negotiations in June 2004, the Senior Executive Compensation Committee approved Mr. Antioco’s employment agreement, which was dated June 18, 2004, but by its terms would become effective only if and when Viacom ceased to own more than 50% of the voting power of Blockbuster. The employment agreement became effective on October 14, 2004, when Blockbuster successfully split-off from Viacom.

Mr. Antioco’s employment agreement with Blockbuster dated June 18, 2004 provided that he would be employed as Chairman and Chief Executive Officer through October 14, 2009, at an annual salary of $1,250,000. Mr. Antioco’s agreement provided for automatic one-year renewals beginning on October 14, 2008, unless terminated by either party in accordance with the notice provisions in such agreement. Mr. Antioco’s agreement also provided for deferred compensation of $1,300,000 for 2006, and for increases to Mr. Antioco’s deferred compensation of $150,000 annually on each January 1. In addition, Mr. Antioco’s agreement provided for his annual eligibility to receive a bonus pursuant to the Senior Bonus Plan, formerly known as the Company’s Senior Executive Short-Term Incentive Plan, at a target of 150% of his base salary and deferred compensation. Any bonus would be subject to satisfaction of performance objectives, as determined each year in accordance with the Senior Bonus Plan.

On March 19, 2007, Blockbuster and Mr. Antioco entered into a settlement agreement and an amended and restated employment agreement that collectively resolved a disagreement between Blockbuster and Mr. Antioco concerning the Board’s 2006 bonus award to Mr. Antioco and set forth the terms of Mr. Antioco’s continued employment with Blockbuster. The terms of the amended and restated employment agreement are discussed in more detail below under the heading “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control–Employment Agreement with Chairman and CEO.”

Fiscal 2006 Compensation

Pursuant to his employment agreement that was in effect during 2006, for fiscal 2006, Mr. Antioco received (1) a base salary of $1,250,000, (2) additional, deferred compensation of $1,300,000, and (3) a car allowance of $1,100 per month. He was also entitled to continued use of Blockbuster’s aircraft and subsequent to the November 29, 2006 addendum to his employment agreement entered into in connection with the sale of Blockbuster’s aircraft, he was entitled to access to privately chartered aircraft on terms comparable to those in effect at the time Blockbuster owned and operated its own aircraft. The return on Mr. Antioco’s deferred compensation is approximately equal to the rate of return on Mr. Antioco’s investment portfolio under Blockbuster’s Excess Investment Plan. The Excess Investment Plan permits eligible employees to defer a greater amount of salary and bonus compensation than would otherwise be allowed under Blockbuster’s tax-qualified

401(k) plan based on the Internal Revenue Code’s qualified plan compensation limits. In addition, as was the case in 2005, because Mr. Antioco received equity compensation under his employment agreement during 2004, he was not awarded any additional equity compensation during 2006.

With respect to Mr. Antioco’s fiscal 2006 bonus, his employment agreement that was in effect during 2006 confirmed his continued annual eligibility for a bonus under Blockbuster’s Senior Bonus Plan at a target of 150% of the salary and deferred compensation to which he was entitled during the year. Mr. Antioco’s fiscal 2006 bonus was based on Blockbuster’s achievement of a pre-established adjusted operating income target of $285 million, which was consistent with Blockbuster’s internal projections regarding adjusted operating income performance for 2006. For 2006 bonus purposes, Blockbuster calculated adjusted operating income by adding the following items: (1) “Operating income,” as disclosed in Blockbuster’s Consolidated Statements of Operations, (2) “Depreciation and intangible amortization,” as disclosed in Blockbuster’s Consolidated Statements of Operations, (3) “Impairment of goodwill and other long-lived assets,” as disclosed in Blockbuster’s Consolidated Statements of Operations, (4) “Non-cash share-based compensation expense,” as disclosed in Blockbuster’s Consolidated Statements of Cash Flows, and (5) costs incurred during 2006 due to Blockbuster’s exit from the Spanish market, store closures and severance, as disclosed in footnotes 11, 1 and 1, respectively, to Blockbuster’s Consolidated Financial Statements, which are included in Blockbuster’s annual report on Form 10-K filed with the SEC on March 1, 2007.

In addition, once the minimum adjusted operating income target had been met, Mr. Antioco also became eligible to receive an additional bonus payment that was dependent on the satisfaction of a pre-established online subscriber growth performance goal of two million online subscribers, which was consistent with Blockbuster’s internal projections regarding the number of online subscribers Blockbuster would have at year-end. The Compensation Committee’s outside compensation consultant was consulted with respect to both the pre-established adjusted operating income target and supplemental online subscriber growth performance goal.

Under the terms of the Senior Bonus Plan, once the pre-established performance criteria have been met, bonuses are deemed to have been earned, except that the Outside Directors may, in their sole discretion, reduce the amount of any final bonus payout to reflect the Outside Directors’ assessment of the named executive officer’s individual performance or for any other reason. In addition, the terms of Mr. Antioco’s employment agreement that was in effect during 2006 provided that in exercising negative discretion, the Outside Directors must take into consideration the amount of Mr. Antioco’s target bonus to the extent that such consideration is consistent with the terms of the Senior Bonus Plan and Section 162(m). As previously disclosed, Blockbuster and Mr. Antioco were in discussions in an attempt to resolve a disagreement concerning the Board’s 2006 bonus award to Mr. Antioco. Blockbuster and Mr. Antioco entered into a settlement agreement and an amended and restated employment agreement, each dated March 19, 2007, that collectively resolved the disagreement and set forth the terms of Mr. Antioco’s continued employment with Blockbuster. Pursuant to the amended and restated employment agreement, Mr. Antioco received a bonus of $3.0525 million for 2006. This bonus amount reflects a compromise between the 2006 bonus amount of $2.28 million previously conditionally offered by the Board but not paid and $7.65 million, which is the amount to which Mr. Antioco was entitled pursuant to his previous employment agreement and Blockbuster’s 2006 Senior Bonus Plan, if negative discretion was not invoked.

Compensation of the Other Named Executive Officers

Blockbuster’s other named executive officers include (1) Frank G. Paci, Executive Vice President, Strategic Planning and Business Development, (2) Nicholas P. Shepherd, Executive Vice President and President, Worldwide Stores, (3) Edward B. Stead, former Executive Vice President, General Counsel and Executive Vice President Business Development, (4) Chris Wyatt, former Executive Vice President and President, International, and (5) Larry J. Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Except where it is appropriate to discuss an element of an individual named executive officer’s compensation separately, the following is an aggregated discussion of the elements of compensation for these individuals.

Salary

Blockbuster views cash compensation as a key element of overall executive compensation and generally targets salary levels to be at the seventy-fifth percentile for Blockbuster’s retail peer group. This peer group is made up of twelve small box retailers that have median revenues that are comparable to Blockbuster’s (7-Eleven, Barnes & Noble, Bed, Bath & Beyond, Borders, Dollar General, Foot Locker, Limited Brands, Office Depot, RadioShack, Starbucks, The TJX Companies, and YUM! Brands) and two peer competitors (Movie Gallery and Netflix) that Blockbuster has defined as being representative of the marketplace for the talent it seeks.

The salaries of the named executive officers are reviewed annually and may also be reviewed upon a promotion or other change in job responsibilities. During its 2006 salary review, the Compensation Committee’s outside compensation consultant performed a review of the cash compensation, including salary and bonus, of executives in similar positions at the companies in the retail peer group. As a result of this review and of the other considerations discussed below, and based upon the Chief Executive Officer’s recommendation and the recommendation of the Compensation Committee, the Board approved a salary increase for Mr. Shepherd only. The other named executive officers did not receive salary increases due to the fact that (1) Mr. Paci’s job responsibilities had recently changed and his salary had previously been adjusted to bring it within the seventy-fifth percentile for the retail peer group, (2) Mr. Stead was no longer with Blockbuster, (3) Mr. Wyatt had recently been awarded a contingent retention bonus and his salary appeared to already be competitive, and (4) Mr. Zine had recently entered into an amendment to his agreement with Blockbuster providing him with the right to resign after December 31, 2006 and receive a lump sum severance payment in that event, and his salary appeared to already be competitive. With respect to Mr. Shepherd’s salary increase, management and the Board considered (1) the anticipated additional responsibilities that Mr. Shepherd was expected to assume, (2) the data provided by the Compensation Committee’s outside compensation consultant regarding the cash compensation of those executives in similar positions in the retail peer group, and (3) Mr. Shepherd’s past performance at Blockbuster, and determined that such a salary increase was advisable. Actual 2006 salaries earned by each of the named executive officers are set forth below under “—Summary Compensation Table.”

Bonus

Consistent with its view that cash compensation is a key element of overall compensation, bonuses for the other named executive officers are also considered annually. Blockbuster’s bonus program is designed to emphasize pay-for-performance, and bonuses for the other named executive officers are determined based on Company achievement of pre-established performance criteria. Similar to the Chief Executive Officer’s bonus, bonuses for the other named executive officers are awarded under the Senior Bonus Plan and were based on achievement of the same pre-established adjusted operating income target as was the Chief Executive Officer’s bonus. In addition, also similar to the Chief Executive Officer’s bonus, once this minimum adjusted operating income target had been met, the other named executive officers also became eligible to receive an additional bonus payment that was dependent on the satisfaction of the same pre-established online subscriber growth performance goal as was the Chief Executive Officer’s potential additional bonus payment. The Compensation Committee’s outside compensation consultant was consulted with respect to both the pre-established adjusted operating income target and supplemental online subscriber growth performance goal.

Under the terms of the Senior Bonus Plan, once the pre-established performance criteria have been met, bonuses are deemed to have been earned, except that the Outside Directors may, in their sole discretion, reduce the amount of any final bonus payout to reflect the Outside Directors’ assessment of the named executive officer’s individual performance or for any other reason. With respect to fiscal 2006 bonuses for the named executive officers other than the Chief Executive Officer, the Outside Directors chose not to exercise negative discretion and approved the payout of full bonuses earned. Bonuses are discussed in more detail below under “—Fiscal 2006 Grants of Plan-Based Awards.”

Long-Term Equity Compensation

Blockbuster believes that the use of restricted stock appropriately links executive interests to enhancing stockholder value and enhances the retentive value of Blockbuster’s equity compensation awards. In addition,

Blockbuster believes that the inclusion of a performance-based component to such awards further solidifies the concept of named executive officers as owners and further aligns their interests with those of Blockbuster’s other stockholders.

In February 2006, subsequent to consulting with the Compensation Committee’s outside compensation consultant and based upon the Chief Executive Officer’s recommendation and the recommendation of the Compensation Committee, the Outside Directors approved awards of performance-based restricted shares of Blockbuster’s Class A common stock for Messrs. Paci and Shepherd. The assumed dollar value of these awards was set at the same level as the dollar value of the performance-based restricted stock awards made during 2005, under which no shares were ever issued because a condition precedent to the awards was not met. The restricted shares issuable pursuant to the February 2006 performance-based awards will be granted to Messrs. Paci and Shepherd on May 5, 2007 because Blockbuster achieved the required pre-established level of adjusted operating income for the one-year period commencing on January 1, 2006 and ending on December 31, 2006. This adjusted operating income target was the same adjusted operating income target that was used with respect to the 2006 bonuses for the named executive officers. The restricted shares will vest in three equal installments on each of May 5, 2007, May 5, 2008 and May 5, 2009. The actual number of restricted shares granted could have been 0%, or ranged from 40% to 200%, of the target awards for each of Messrs. Paci and Shepherd.

Additionally, by accepting their awards and receiving a grant of restricted shares thereunder, Messrs. Paci and Shepherd each agreed to comply with the Company’s stock ownership guidelines. These stock ownership guidelines, which become effective for Messrs. Paci and Shepherd on December 31, 2011, require that they own shares of the Company’s common stock having a value equal to three times their base salary. Failure to meet the ownership guidelines may result in a reduction of future long-term incentive grants. The restricted share awards are discussed in more detail below under “—Fiscal 2006 Grants of Plan-Based Awards.”

Lump Sum Severance Payment for Mr. Stead

On February 28, 2006, as part of Blockbuster’s cost-cutting initiatives and based on mutual agreement, Blockbuster provided Mr. Stead with written notice of the termination without cause of Mr. Stead’s employment, effective February 28, 2006. In connection therewith, and subsequent to consulting with the Compensation Committee’s outside compensation consultant on the matter, Blockbuster entered into an amendment to its employment agreement with Mr. Stead to provide him with a reduced lump sum severance payment of $1,045,800 in lieu of the severance payments to which he was formerly entitled under his employment agreement.

Retention Bonus for Mr. Wyatt

As part of Blockbuster’s efforts to address the challenging conditions facing the home video industry, Blockbuster has previously disclosed that it is reviewing its asset portfolio and would consider the divestiture or other strategic alternatives with regard to some or all of its international operations upon acceptable terms. In that regard, on February 16, 2006, subsequent to consulting with the Compensation Committee’s outside compensation consultant on the matter, Mr. Wyatt was awarded a contingent bonus that would be payable only in the event of any sale or other disposition of Blockbuster’s international operations or a requisite portion thereof. The amount of the bonus would be equal to one year’s salary (approximately $618,360 based on exchange rates at the time the contingent bonus was awarded), and would be awarded regardless of whether Mr. Wyatt is offered employment with any purchaser. To date, this bonus has not been earned.

Amendment to Mr. Zine’s Employment Agreement

Subsequent to consulting with the Compensation Committee’s outside compensation consultant on the matter, on February 16, 2006, an amendment to Blockbuster’s employment agreement with Mr. Zine was approved to provide Mr. Zine with the right to resign from Blockbuster after December 31, 2006 and, in that event or in the event of any termination without cause, to receive a reduced lump sum severance payment of $1,189,800 in lieu of the severance payments to which he was formerly entitled under his employment agreement.

Summary

The actions taken during 2006 with respect to the compensation of Blockbuster’s named executive officers were consistent with Blockbuster’s compensation objectives and philosophy. Blockbuster does not provide its named executive officers with defined benefit pension plan benefits. Blockbuster intends to continuously monitor and evaluate its compensation practices to ensure that they remain aligned with its focus on (1) setting competitive compensation levels that allow Blockbuster to attract and retain quality executives under challenging industry conditions, (2) emphasizing performance-based compensation, and (3) providing equity-based compensation that further aligns the interests of Blockbuster’s named executive officers to those of its other stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Blockbuster’s proxy statement with respect to its 2007 annual meeting of stockholders.

Compensation Committee of the Board of Directors

James W. Crystal*

Gary J. Fernandes, Chair

Jules Haimovitz**

Carl C. Icahn

*	James W. Crystal was not appointed to the Compensation Committee until February 14, 2007 and, therefore, did not participate in compensation decisions during fiscal 2006.

**	Jules Haimovitz was not appointed to the Compensation Committee until May 25, 2006, and, therefore, did not participate in compensation decisions prior to such date.

Fiscal 2006 Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for fiscal 2006. Mr. Edward B. Stead, our former Executive Vice President, General Counsel and Executive Vice President Business Development, served in that capacity until February 28, 2006.

For a discussion of the material terms of each named executive officer’s employment agreement, please refer to the section of this proxy statement entitled “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control.” Fiscal 2006 compensation for each of the named executive officers consisted of salary, non-equity incentive plan compensation and all other compensation, which includes the value of perquisites, “gross ups,” termination payments, employer contributions to Blockbuster’s defined contribution plan and the dollar value of supplemental life insurance, as applicable. In addition, Messrs. Paci and Shepherd received performance-based restricted stock awards in February 2006, as discussed in more detail below under “—Fiscal 2006 Grants of Plan-Based Awards.” Based on the information presented below, “Salary” accounted for approximately 19% of the total compensation of the named executive officers and “Non-Equity Incentive Plan Compensation” accounted for approximately 21% of the total compensation of the named executive officers for fiscal 2006.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
John F. Antioco Chairman of the Board and Chief Executive Officer	2006	$2,550,000	(4)	$4,886,359	$5,815,822	$3,052,500		$23,983	(5)	$16,328,664	(6)

Larry J. Zine Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2006	$640,000		$850,662	—	$768,000		$19,609	(7)	$2,278,271	(8)

Frank G. Paci Executive Vice President, Strategic Planning and Business Development	2006	$434,000		$794,685	—	$434,000		$4,856	(9)	$1,667,541	(10)

Nicholas P. Shepherd Executive Vice President and President, Worldwide Stores	2006	$599,615		$1,876,218	—	$750,000		$90,809	(11)	$3,316,642	(12)

Edward B. Stead Former Executive Vice President, General Counsel and Executive Vice President Business Development	2006	$131,385		$(757,719)	—	—		$1,048,499	(13)	$422,165	(14)

Chris Wyatt Former Executive Vice President and President, International	2006	$636,913	(15)	$465,535	—	$519,721	(15)	$143,343	(16)	$1,765,512	(17)

(1)	The amounts in this column reflect dollar amounts recognized for financial statement reporting purposes with respect to fiscal 2006 in accordance with FAS 123R. The amounts reflected for Messrs. Antioco, Zine, Stead and Wyatt correspond to equity awards made prior to fiscal 2006. The amounts reflected for Messrs. Paci and Shepherd correspond to equity awards made prior to fiscal 2006 and to performance-based restricted stock awards made during fiscal 2006. Any assumptions used in the calculation of these amounts are included in footnote 4 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the Company’s annual report on Form 10-K filed with the SEC on March 1, 2007. Other than forfeitures with respect to 264,688 restricted shares previously awarded to Mr. Stead, there were no forfeitures of stock awards during fiscal 2006.

(2)

This reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2006 in accordance with FAS 123R. The amount reflected for Mr. Antioco corresponds to option awards made prior to fiscal 2006. Any assumptions used in the calculation of this amount are included in footnote 4 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the Company’s annual report on Form 10-K filed with the SEC on March 1, 2007. There were no forfeitures of options during fiscal 2006.

(3)	The amounts shown for Messrs. Zine, Paci, Shepherd and Wyatt reflect cash amounts paid during 2007 based on the Company’s fiscal 2006 performance pursuant to the Company’s Senior Bonus Plan. The amount shown for Mr. Antioco reflects the cash amount paid during 2007 with respect to fiscal 2006 pursuant to his amended and restated employment agreement dated March 19, 2007.

(4)	This includes $1,250,000 in base salary and $1,300,000 in deferred compensation.

(5)	This includes (1) executive perquisites consisting of an auto allowance and insurance and personal use of the Company airplane, neither of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Antioco; (2) reimbursement for taxes not exceeding $10,000; and (3) employer matching contributions to the Company’s 401(k) plan not exceeding $10,000.

(6)	This amount includes $10,702,181 in compensation expense relating to equity awards made prior to 2006.

(7)	This includes (1) executive perquisites consisting of an auto allowance and insurance and internet and email service provided by the Company at Mr. Zine’s personal residence, neither of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Zine; (2) reimbursement for taxes not exceeding $10,000; and (3) employer matching contributions to the Company’s 401(k) plan not exceeding $10,000.

(8)	This amount includes $850,662 in compensation expense relating to equity awards made prior to 2006.

(9)	This includes (1) employer matching contributions to the Company’s 401(k) plan not exceeding $10,000 and (2) a payment pursuant to the BLOCKBUSTER Total Access™ Friends and Family incentive program not exceeding $10,000.

(10)	This amount includes $383,984 in compensation expense relating to equity awards made prior to 2006.

(11)	This includes (1) executive perquisites consisting of an auto allowance and insurance, personal tax advice provided for Mr. Shepherd at the Company’s expense, storage for goods held by Mr. Shepherd internationally provided at the Company’s expense and the costs of an incentive-based trip, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Shepherd; (2) reimbursement for taxes in the amount of $33,621; (3) $21,855 in employer contributions to the Company’s U.K. defined contribution plan (converted from British pounds to U.S. dollars at an average annual conversion rate of 1.84079 for 2006); and (4) the costs of supplemental life insurance not exceeding $10,000.

(12)	This amount includes $592,547 in compensation expense relating to equity awards made prior to 2006.

(13)	This includes (1) reimbursement for taxes not exceeding $10,000; (2) employer contributions to the Company’s 401(k) plan not exceeding $10,000; and (3) a lump sum severance payment in the amount of $1,045,800.

(14)	This amount includes $(757,719) in compensation expense relating to equity awards made prior to 2006.

(15)	Mr. Wyatt’s salary and non-equity incentive plan compensation amounts are paid in British pounds. The salary and non-equity incentive plan compensation amounts disclosed reflect a conversion from British pounds to U.S. dollars at an average annual conversion rate of 1.84079 for 2006.

(16)	This includes (1) $36,289 in costs incurred by the Company relating to Mr. Wyatt’s auto perquisite; (2) other executive perquisites consisting of a physical exam, not exceeding the greater of $25,000 or 10% of the total amount of perquisites for Mr. Wyatt; and (3) $106,152 in employer contributions to the Company’s U.K. defined contribution plan. Each of these amounts has been converted from British pounds to U.S. dollars at an average annual conversion rate of 1.84079 for 2006.

(17)	This includes $465,535 in compensation expense relating to equity awards made prior to 2006.

Fiscal 2006 Grants of Plan-Based Awards

The following table and accompanying narrative disclosure provide information related to grants of plan-based awards to our named executive officers during the 2006 fiscal year.

Name	Award Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Antioco	—	—	$1,912,500	$3,825,000	$9,180,000	—	—	—		—
Larry J. Zine	—	—	$192,000	$384,000	$921,600	—	—	—		—
Frank G. Paci	— 02/16/2006	— 05/05/2007	$108,500 —	$217,000 —	$520,800 —	— 36,000	— 90,000	— 180,000	$	— 901,257	(1)
Nicholas P. Shepherd	— 02/16/2006	— 05/05/2007	$187,500 —	$375,000 —	$900,000 —	— 112,520	— 281,300	— 562,600	$	— 2,816,930	(1)
Edward B. Stead	—	—	—	—	—	—	—	—		—
Chris Wyatt	—	—	$191,074	$382,148	$917,155	—	—	—		—

(1)	As discussed below, 170,370 and 532,501 restricted shares will be granted to Messrs. Paci and Shepherd, respectively, on May 5, 2007 under performance-based awards approved in fiscal 2006. Because the restricted shares to be granted under these awards will not be granted until May 5, 2007, we have assumed for purposes of this calculation that the closing stock price on the grant date is $5.29, which was the closing price of a share of Blockbuster Class A common stock on December 29, 2006.

The amounts reported under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflect the threshold, target and maximum amounts that were payable to each of the named executive officers under the Senior Bonus Plan, a short-term incentive plan designed to meet the requirements of Section 162(m). Because Mr. Wyatt’s bonus is paid in British pounds, the amounts disclosed for him reflect a conversion from British pounds to U.S. dollars at a conversion rate of 1.84079, which was the annual average conversion rate for 2006. Target awards were approved by the Outside Directors (as such term is defined in regulations pursuant to Section 162(m)) in February 2006, and were conditioned upon the Company’s achievement of performance goals based on adjusted operating income for the one-year period commencing on January 1, 2006 and ending on December 31, 2006. The adjusted operating income target was $285 million, which was consistent with Blockbuster’s internal projections regarding adjusted operating income performance for 2006. For 2006 bonus purposes, Blockbuster calculated adjusted operating income by adding the following items: (1) “Operating income,” as disclosed in Blockbuster’s Consolidated Statements of Operations, (2) “Depreciation and intangible amortization,” as disclosed in Blockbuster’s Consolidated Statements of Operations, (3) “Impairment of goodwill and other long-lived assets,” as disclosed in Blockbuster’s Consolidated Statements of Operations, (4) “Non-cash share-based compensation expense,” as disclosed in Blockbuster’s Consolidated Statements of Cash Flows, and (5) costs incurred during 2006 due to Blockbuster’s exit from the Spanish market, store closures and severance, as disclosed in footnotes 11, 1 and 1, respectively, to Blockbuster’s Consolidated Financial Statements, which are included in Blockbuster’s annual report on Form 10-K filed with the SEC on March 1, 2007.

Because the minimum performance goals for adjusted operating income were met, each of the named executive officers also became eligible to receive an additional bonus payment, the size of which was dependent on the Company’s satisfaction of a pre-approved online subscriber growth performance goal of two million online subscribers, which was consistent with Blockbuster’s internal projections regarding the number of online subscribers Blockbuster would have at year-end. The maximum additional bonus payment that each named executive officer could have received is included in the totals under the “Maximum” sub-column.

In February 2007, the Company’s achievement of the adjusted operating income goal was certified. As such, and because the Company similarly achieved its online subscriber growth goal, the Company paid bonuses for fiscal 2006 to the named executive officers other than the Chief Executive Officer as follows: Mr. Zine received $768,000, Mr. Paci received $434,000, Mr. Shepherd received $750,000 and Mr. Wyatt received $519,721 (converted from British pounds to U.S. dollars at a conversion rate of 1.84079, which was the annual average conversion rate for 2006). Mr. Antioco received a bonus of $3.0525 million for 2006. As previously disclosed, Blockbuster and Mr. Antioco were in discussions in an attempt to resolve a disagreement concerning the Board’s 2006 bonus award to Mr. Antioco. The $3.0525 million bonus amount reflects a compromise between the 2006 bonus amount of $2.28 million previously conditionally offered by the Board but not paid and $7.65 million, which is the amount to which Mr. Antioco was entitled pursuant to his previous employment agreement and Blockbuster’s 2006 Bonus Plan, if negative discretion was not invoked.

The amounts reported for Messrs. Paci and Shepherd under “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect the threshold, target and maximum number of restricted shares that could have been granted under the Company’s 1999 Amended and Restated Long-Term Management Incentive Plan. In February 2006, the Outside Directors approved awards of performance-based restricted shares of Blockbuster Class A common stock for Messrs. Paci and Shepherd and for certain other employees. The awards were conditioned upon the Company’s achievement of the same adjusted operating income goals used for the 2006 bonuses for the named executive officers. In February 2007, the Company’s achievement of the adjusted operating income goal was certified and, as such, 170,370 and 532,501 restricted shares will be granted to Messrs. Paci and Shepherd, respectively, on May 5, 2007, and will vest in three equal installments on each of May 5, 2007, May 5, 2008 and May 5, 2009. In addition, once the restricted shares have been granted, Messrs. Paci and Shepherd will have immediate dividend rights equal to those of our other Class A common stockholders with respect to their restricted shares unless and until such shares are forfeited.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information related to the outstanding equity awards held by each of our named executive officers at December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John F. Antioco	1,111,112 1,111,112 1,111,112 239,687 764,062	(1) (1) (1) (4) (4)	555,554 555,554 555,556 — —	(1) (1) (1)	$ $ $ $ $	7.1700 8.3900 8.8000 24.0000 32.9816	10/21/2014 11/15/2014 12/13/2014 05/17/2008 05/17/2008	864,486	(2)		$4,404,556	(3)

Larry J. Zine	50,937 31,835 31,835 31,835	(4) (4) (4) (4)	— — — —		$ $ $ $	33.5215 43.3473 31.0184 30.8849	05/17/2008 05/17/2008 05/17/2008 05/17/2008	83,333	(5)		$440,832	(6)

Frank G. Paci	—		—			—	—	41,666 170,370	(5) (7)	$ $	220,413 901,257	(6) (6)

Nicholas P. Shepherd	5,093 25,468	(4) (4)	— —		$ $	24.0000 30.8849	05/17/2008 05/17/2008	66,666 532,501	(5) (7)	$ $	352,663 2,816,930	(6) (6)

Edward B. Stead	—		—			—	—	—			—

Chris Wyatt	25,468 25,468	(4) (4)	— —		$ $	31.0184 30.8849	05/17/2008 05/17/2008	50,000	(5)		$264,500	(6)

(1)	Represents securities underlying options to purchase Blockbuster Class A common stock. All of the remaining unexercisable stock options vest on October 14, 2007.

(2)	Represents restricted share units settleable in cash based on the average of the closing market prices of Blockbuster Class A common stock and Class B common stock on the date of Mr. Antioco’s termination of employment with the Company that vest on October 14, 2007.

(3)	Calculated by multiplying the average of the closing market prices of Blockbuster Class A common stock and Class B common stock on December 29, 2006 by the number of restricted share units listed in the foregoing column.

(4)	Represents securities underlying options to purchase CBS Corporation Class B common stock.

(5)	Represents restricted shares of Blockbuster Class A common stock that vest on December 20, 2007.

(6)	Calculated by multiplying the closing market price of Blockbuster Class A common stock on December 29, 2006 by the number of restricted shares listed in the foregoing column.

(7)	Represents restricted shares of Blockbuster Class A common stock that will be granted on May 5, 2007 and will vest in three equal installments on each of May 5, 2007, May 5, 2008 and May 5, 2009.

Fiscal 2006 Option Exercises and Stock Vested

The following table provides information related to options exercised by, and stock awards vested for, our named executive officers during fiscal 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
John F. Antioco	—		—	549,390 864,486	(4) (5)	$ $	2,823,865 3,293,692	(5)
Larry J. Zine	—		—	268,969	(4)		$1,382,501
Frank G. Paci	—		—	78,034	(4)		$401,095
Nicholas P. Shepherd	—		—	124,693	(4)		$640,922
Edward B. Stead	—		—	—			—
Chris Wyatt	5,093	(3)	$25,822	114,458	(4)		$588,314

(1)	Calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Calculated by multiplying the number of restricted shares or restricted share units by the market value of the underlying shares on the vesting date.

(3)	Represents shares of CBS Corporation Class B common stock acquired on exercise.

(4)	Represents shares of Blockbuster Class A common stock acquired on vesting.

(5)	Pursuant to his previous employment agreement, on October 21, 2004, Mr. Antioco received 1,728,972 restricted share units that vest in two equal installments on October 14, 2006 and October 14, 2007, and that are payable in cash immediately after Mr. Antioco’s termination of employment with the Company. Each restricted share unit will be valued based on the average of the closing prices of a share of Blockbuster Class A common stock and a share of Blockbuster Class B common stock on the date of termination of employment. For purposes of determining the value realized on vesting, the average of the closing prices of a share of Blockbuster Class A common stock and a share of Blockbuster Class B common stock on October 13, 2006 was used.

Defined Benefit Pension Plans

Through December 31, 1999, we participated in a non-contributory qualified defined benefit pension plan and, for some of our highly compensated employees, a non-qualified excess defined benefit pension plan. Both plans were sponsored by the company formerly known as Viacom Inc. (“Viacom”). Our employees became eligible to participate in these plans effective January 1, 1996, with credit for past service on and after September 29, 1994, for eligibility and vesting purposes. Benefits under both Viacom plans were determined by a formula that uses final average compensation (salary and bonus) and years of benefit service. The benefits under Viacom’s excess defined benefit pension plan are not subject to the provisions of the Internal Revenue Code that limit the compensation used to determine benefits and the amount of annual benefits payable under Viacom’s qualified defined benefit pension plan.

Our employees ceased to participate in Viacom’s defined benefit pension plans on December 31, 1999. All of our employees who were actively employed by us and participating in Viacom’s qualified defined benefit pension plan or Viacom’s excess defined benefit pension plan on December 31, 1999, were fully vested in their accrued benefits in Viacom’s plans on that date. The aggregate accrued annual retirement benefit payable under the Viacom qualified defined benefit pension plan and the Viacom excess defined benefit pension plan, assuming payment as a single life annuity at age 65 and not subject to deduction or offset, is approximately $19,200 for Mr. Antioco and approximately $12,200 for Mr. Stead. Messrs. Paci, Shepherd, Wyatt and Zine were not participants in the Viacom qualified defined benefit pension plan or the Viacom excess defined benefit pension plan.

In connection with our divestiture from Viacom in October 2004, Viacom agreed to retain the accrued liability for benefits for our current and former employees under the Viacom qualified defined benefit pension plan. We agreed to indemnify Viacom for taking certain actions that increase Viacom’s liability under the Viacom qualified defined benefit pension plan. The amount of the indemnity will be determined by the amount of the actuarial loss experienced by Viacom as a result of such action by us. After the first $1 million of such actuarial losses, we will indemnify Viacom for the next $4 million of such losses. We also agreed to assume liabilities attributable to our current and former employees in Viacom’s excess defined benefit pension plan, with the amount of such assumed liability capped at $800,000.

On January 1, 2006, Viacom announced that it had completed a transaction (the “Viacom Split”) to separate itself into two publicly traded entities: CBS Corporation and ‘New’ Viacom Inc. (“New Viacom”). As a result of the Viacom Split, the assets and liabilities of our employees under Viacom’s qualified defined benefit pension plan were transferred to a New Viacom qualified defined benefit pension plan that is sponsored by New Viacom. In addition, the liabilities of our employees under Viacom’s excess defined benefit pension plan were transferred to New Viacom’s excess defined benefit pension plan that is sponsored by New Viacom. New Viacom’s defined benefit pension plans have essentially the same terms and provisions as Viacom’s defined benefit pension plans and will be administered by New Viacom. Blockbuster participants will be eligible to receive accrued benefits under the New Viacom defined benefit pension plans in accordance with their terms upon their separation from service with us.

Fiscal 2006 Nonqualified Deferred Compensation

The following table provides information related to the nonqualified deferred compensation of our named executive officers for fiscal 2006.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John F. Antioco, Deferred Compensation Arrangement	$1,300,000	—	$303,438		—	$6,054,904	(3)

John F. Antioco, Restricted Share Units Settleable in Cash on Termination of Employment	—	—	$1,110,864	(4)	—	$4,404,556	(5)

John F. Antioco, Excess Investment Plan	—	—	$136,465		—	$2,281,007	(6)

Larry J. Zine, Excess Investment Plan	—	—	$66,761		—	$461,589	(7)

Frank G. Paci	—	—	—		—	—

Nicholas P. Shepherd	—	—	—		—	—

Edward B. Stead, Excess Investment Plan	—	—	$26,969		—	$261,801	(8)

Chris Wyatt	—	—	—		—	—

(1)	The amount reflected in this column is also reflected in its entirety in the “Salary” column of the Fiscal 2006 Summary Compensation Table on page 27 of this proxy statement.

(2)	Because the amounts in this column do not reflect above-market or preferential earnings, they are not reported in the Fiscal 2006 Summary Compensation Table on page 27 of this proxy statement.

(3)	Of this amount, $4,843,337 has previously been reported in the “Salary” column of the Summary Compensation Table for Mr. Antioco during prior years and $1,211,566 constitutes earnings on such contributions, which have not previously been reported.

(4)	As previously disclosed in more detail above under “—Fiscal 2006 Option Exercises and Stock Vested,” 864,486 of Mr. Antioco’s restricted share units that are payable in cash immediately after his termination of employment with the Company vested on October 14, 2006. Aggregate earnings in the last fiscal year were calculated by subtracting the value of these vested restricted share units on October 14, 2006 from the value of the restricted share units on December 29, 2006.

(5)	The grant date value of these restricted share units was previously reported in the “Long-Term Compensation—Restricted Stock Awards” column of the Summary Compensation Table for Mr. Antioco during 2004.

(6)	Of this amount, $1,864,702 has previously been reported in either the “Salary” or “Bonus” columns of the Summary Compensation Table for Mr. Antioco during prior years, $65,817 has previously been reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Antioco during prior years, and $350,538 constitutes earnings on such contributions (minus $50 in administrative fees) under the Company’s Excess Investment Plan, which have not previously been reported.

(7)	Of this amount, $299,044 has previously been reported in either the “Salary” or “Bonus” columns of the Summary Compensation Table for Mr. Zine during prior years, $79,167 has previously been reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Zine during prior years, and $83,427 constitutes earnings on such contributions (minus $50 in administrative fees) under the Company’s Excess Investment Plan, which have not previously been reported.

(8)

Of this amount, $179,270 has previously been reported in either the “Salary” or “Bonus” columns of the Summary Compensation Table for Mr. Stead during prior years, $61,493 has previously been reported in the

“All Other Compensation” column of the Summary Compensation Table for Mr. Stead during prior years, and $21,088 constitutes earnings on such contributions (minus $50 in administrative fees) under the Company’s Excess Investment Plan, which have not previously been reported.

Mr. Antioco’s Deferred Compensation Arrangement

Pursuant to the terms of his previous and current employment agreements, Mr. Antioco is entitled to deferred compensation the payment of which shall be deferred until the conclusion of his employment with the Company at which time it will be paid in a single lump sum cash payment. During 2006, Mr. Antioco earned $1,300,000 in deferred compensation. Mr. Antioco’s previous and current employment agreements each also provide that the Company shall maintain a bookkeeping account with respect to Mr. Antioco’s deferred compensation, the balance of which shall be periodically credited or debited with the deemed positive or negative return calculated in the same manner and at the same times as the deemed return on his account is determined under the Company’s Excess Investment Plan. The Company’s obligation to pay Mr. Antioco’s deferred compensation, including any return thereon, is an unfunded obligation to be satisfied from the general funds of the Company.

Blockbuster’s Excess Investment Plan

The Company’s Excess Investment Plan permits eligible employees to defer salary and bonus compensation in addition to amounts that would otherwise be allowed under the Company’s tax-qualified 401(k) plan based on the Internal Revenue Code’s qualified plan compensation limits. The plan is a nonqualified deferred compensation plan and is intended to comply with the requirements of Internal Revenue Code Section 409A.

An “eligible employee” is any employee of the Company, its affiliates and subsidiaries who receives annual salary and bonus compensation in an amount equal to or greater than the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code (which was $220,000 for 2006 and is $225,000 for 2007) and who is designated by the Retirement/Investments Committee that administers the plan as an employee who is eligible to participate in the plan. Eligible employees may contribute up to 15% of each of their salary and bonus to the plan, which contributions are matched by the Company at a rate of 50% up to 5% of the participant’s compensation, which is capped at $750,000 under the plan. All contributions are fully vested at all times. Each participant’s account in the plan is periodically adjusted to reflect the investment performance of the investment funds selected by such participant for amounts contributed to the Company’s 401(k) plan. Plan obligations are a general unsecured liability of the Company, and the Company has not established a trust to hold any assets to meet its future obligations under the plan. The table below shows the funds that were available under the Company’s 401(k) plan during the 2006 plan year and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the plan.

Name of Fund	Rate of Return
Vanguard Lifestrategy Moderate	13.31%
Blockbuster Class A Stock Fund	41.07%
Blockbuster Class B Stock Fund	47.15%
Putnam Voyager Fund Y	5.52%
Vanguard Morgan Growth Fund	11.15%
CBS Corp. Class A Stock Fund	25.65%
CBS Corp. Class B Stock Fund	33.16%
New Viacom Class A Stock Fund	2.52%
New Viacom Class B Stock Fund	-0.29%
EuroPacific Growth Fund	21.87%
Dimensional Small Cap Port	16.61%
Putnam Investors Fund Y	14.20%

Name of Fund	Rate of Return
Vanguard Total Stock Market	15.51%
Vanguard Growth and Income	14.01%
George Putnam Fund of Boston Y	12.51%
Putnam Equity Income Fund Y	19.56%
Vanguard Windsor II	18.25%
PIMCO Total Return Fund	3.74%
Putnam Income Fund Y	4.37%

For amounts deferred prior to January 1, 2005 and earnings on those amounts, the balance of each participant’s account in the plan is distributed in cash after termination of employment in accordance with such participant’s payment election. Participants may elect to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participant beginning in January following the year of termination of employment. Payment elections may be changed up to three times during employment, and participants may change an existing payment election only one time in any calendar year.

For amounts deferred on and after January 1, 2005, and earnings on those amounts, the balance of each participant’s account in the plan is distributed in cash after separation of service in accordance with such participant’s payment election. Participants may elect to have these amounts paid in single lump sum in January of the first, second, third, fourth or fifth year following separation from service, or in up to five annual installments in amounts designated by the participant beginning in January following the year of separation from service. If the participant is a specified employee, any payment that is due to be made to such participant before the date that is six months after the date of the participant’s separation from service will be delayed and paid on or about the day that is six months after the date of separation from service, or if earlier, as soon as administratively practicable following the date of such participant’s death. A “specified employee” is an employee that is an officer of the Company with annual compensation greater than $140,000 for 2006, or $145,000 for 2007, a 5% owner of the Company or a 1% owner of the Company with annual compensation of more than $150,000. Payment elections may be changed up to three times during employment, and participants may change an existing payment election only one time in any calendar year. Any change to a participant’s existing payment election may not take effect until at least 12 months after the date on which the change is made and, if the election relates to a payment due to separation from service, the payment must be deferred for at least five years from the date the payment would otherwise have been paid.

Participants may also petition the Retirement/Investments Committee for withdrawals in the event of an unanticipated and severe financial hardship or an unforeseeable emergency. Participants are not permitted to borrow from their plan accounts.

Employment Contracts and Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with our named executive officers. The following discussion provides an overview of these agreements; it is not a complete description of all terms of the agreements. Mr. Antioco’s amended and restated employment agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 20, 2007. For the location of the other agreements discussed below in our public SEC filings, please refer to the exhibit index in our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007 and available on our public website.

Amended and Restated Employment Agreement with Chairman and CEO

As previously disclosed, Blockbuster and John F. Antioco, Blockbuster’s Chairman and Chief Executive Officer, were in discussions in an attempt to resolve a disagreement concerning the Board’s 2006 bonus award to Mr. Antioco. On March 19, 2007, Blockbuster and Mr. Antioco entered into a settlement agreement and an amended and restated employment agreement that collectively resolved the disagreement and set forth the terms of Mr. Antioco’s continued employment with Blockbuster.

The term of Mr. Antioco’s employment pursuant to the amended and restated agreement will expire on December 31, 2007, unless concluded prior to such date (a) due to Mr. Antioco’s death or disability or (b) because Blockbuster, in its sole discretion, gives Mr. Antioco 30 days’ written notice of his required resignation, which notice may not be given prior to June 1, 2007 nor later than December 1, 2007. The amended and restated agreement provides that Mr. Antioco will receive a bonus of $3,052,500 for 2006. For 2007, Mr. Antioco will receive (i) a salary of $1,250,000, (ii) a bonus of $2,025,000, and (iii) deferred compensation of $1,450,000. Other than the amounts listed above, Mr. Antioco will not receive any new equity-based compensation, deferred compensation, or other incentive awards during the remainder of his employment. While he remains employed, Mr. Antioco will be able to participate in the medical, dental, and other insurance plans offered by Blockbuster; however, other than as required by law, Mr. Antioco will not continue participation in these arrangements following the conclusion of his employment. In addition, Mr. Antioco is entitled to a car allowance of $1,100 per month, access to privately chartered aircraft on terms comparable to those in effect at the time Blockbuster owned and operated its own aircraft, and reimbursement of reasonable travel and other expenses incurred in the performance of his duties.

The amended and restated agreement also provides that Mr. Antioco will be subject to non-compete provisions in favor of Blockbuster until December 31, 2008, and Mr. Antioco may not at any time following the conclusion of his employment with Blockbuster use for his own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Blockbuster or any of its affiliates and he must comply with any confidentiality obligations of Blockbuster to a third party. He also may not, directly or indirectly, during the non-compete period (i) employ or solicit the employment of any person who is then or has been within six months prior thereto, an employee of Blockbuster or any of its affiliates or (ii) knowingly interfere with, disturb or interrupt the relationships of Blockbuster or any of its affiliates with any customer, supplier or consultant. Further, during the non-compete period he may not make any public statement that is intended to or could reasonably be expected to disparage Blockbuster.

All “good reason,” “cause,” and “change in control” provisions from Mr. Antioco’s prior employment agreement have been removed and are no longer applicable under the amended and restated agreement. In the event Mr. Antioco voluntarily terminates his employment with Blockbuster prior to December 31, 2007, he will not be entitled to receive any payments, benefits or awards under the amended and restated agreement that as of the date of his termination of his employment are unpaid, unvested or unaccrued.

In the event Mr. Antioco’s employment concludes automatically on December 31, 2007 or as a result of receiving 30 days’ written notice from Blockbuster of his required resignation, Mr. Antioco will be entitled to receive the severance payments and benefits set forth in the chart and paragraphs below:

	Automatic Conclusion of Employment on December 31, 2007	Required Resignation following Notice from Blockbuster
2007 Salary	$1,250,000 (to the extent unpaid on the date of conclusion of employment)	Through the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007.

2007 Bonus	$2,025,000	$2,025,000 multiplied by the number of days from January 1, 2007 until the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365.

2007 Deferred Compensation	$1,450,000 (to the extent unpaid on the date of conclusion of employment), together with return thereon

$1,450,000 multiplied by the number of days from January 1, 2007 until the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365, together with return thereon.

In addition, if Mr. Antioco’s employment concludes for either of these reasons, he will receive:

•

The deferred compensation credited for prior years (which does not include deferred compensation for the period from May 1, 2005 until December 31, 2005, which was previously waived by Mr. Antioco), together with return thereon.

•	A payment equal to $4,987,500.

•

Accelerated vesting of any unvested stock options and continued exercisability of all vested stock options for a period of up to 30 months following the date of the conclusion of his employment. As of December 29, 2006, the exercise prices of all of Mr. Antioco’s options exceeded the closing market price of our Class A common stock.

•

Accelerated vesting of any unvested restricted share units and immediate settlement of all vested restricted share units. Mr. Antioco currently has 864,486 unvested restricted share units that would otherwise vest on October 14, 2007. The other 864,486 of Mr. Antioco’s restricted share units previously vested on October 14, 2006. Based on the closing market price per share on December 29, 2006 of our Class A common stock ($5.29) and our Class B common stock ($4.90), the value attributable to the acceleration of the restricted share units is $4,404,556.

•	Any other amounts, payments, entitlements or benefits earned, accrued, or owing but not yet paid, including incentive payments.

The above amounts will be paid to Mr. Antioco immediately as of the date that his employment concludes, unless delaying such payment would enable Blockbuster to retain its deduction of such amounts in accordance with Section 162(m) and/or would allow Mr. Antioco to avoid excise taxes under section 409A of Internal Revenue Code and provided such delay is no longer than necessary to accomplish these goals.

In the event Mr. Antioco’s employment concludes prior to December 31, 2007 due to his disability or death, he will generally receive the same payments and benefits as described above, except that (a) the $4,987,500 payment will not be made, and (b) with respect to the 2007 salary, bonus, and deferred compensation amounts, such amounts will generally be prorated through the date long term disability benefits commence or the date of his death, respectively. These amounts will be paid to Mr. Antioco or his designated beneficiary as soon as administratively feasible following Mr. Antioco’s disability or death, as applicable, subject to delay in order to comply with section 162(m) and/or section 409A of the Internal Revenue Code, as described above.

Employment Agreements with Other Named Executive Officers

Mr. Paci.    The Company’s employment agreement with Mr. Paci provides for automatic renewal on March 1 of each year for a term of three years unless terminated by the Company for any reason. Mr. Paci’s agreement provides that he will be employed at a monthly salary of $32,500, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Paci for fiscal 2006 is set forth above under “—Summary Compensation Table.” In addition, Mr. Paci’s agreement provides that he will be eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Mr. Paci’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Paci’s agreement provides that he is entitled to a car allowance and car insurance in accordance with the Company’s policies, as they may be amended from time to time. In the event of the termination of Mr. Paci’s employment without cause (as defined in the agreement) during the employment term, he will be entitled to receive his salary for 24 months after the date of termination, subject to mitigation after the first twelve months and conditioned on his execution of a General Release and Waiver of Claims against the Company. In addition, he will be entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months. Mr. Paci’s agreement also provides that certain payments will be made in the event of his death or disability, including a pro-rated bonus payment. Additionally, Mr. Paci will be subject to non-competition provisions for the length of time he receives severance payments pursuant to a termination of his employment without cause, ongoing confidentiality and non-disparagement obligations, and non-solicitation provisions for one year following the termination of his employment with the Company. Further, Mr. Paci is also entitled to the acceleration of his currently outstanding restricted shares upon a change of control of the Company pursuant to the terms of the restricted share award agreement under which they were granted.

The following table quantifies the payments to which Mr. Paci is entitled upon termination, change-in-control, death and disability. In determining the estimated amount of these payments, the following assumptions were used: (1) the triggering event took place on December 31, 2006, and (2) the price per share of our Class A common stock was $5.29, which was the closing market price on December 29, 2006.

Estimated Payments	Voluntary Termination	Termination for Cause	Termination without Cause		Change in Control Resulting in Termination		Change in Control Not Resulting in Termination	Death	Disability
Severance—Salary	—	—	$868,000		$868,000		—	—	—
Severance—Bonus	—	—	$469,077		$469,077		—	—	—
Acceleration of Restricted Shares	—	—	—		$220,413		$220,413	—	—
Benefits/Perquisites	—	—	$36,777	(1)	$36,777	(1)	—	—	—

TOTAL	—	—	$1,373,854		$1,594,267		$220,413	—	—

(1)	This consists of (i) $27,202 in estimated COBRA expenses for medical and dental insurance coverage, (ii) an auto allowance and (iii) life insurance coverage, each through the balance of the employment term.

Mr. Shepherd.    The Company’s employment agreement with Mr. Shepherd provides for automatic renewal on March 1 of each year for a term of two years unless terminated by the Company for any reason. Mr. Shepherd’s agreement provides that he will be employed at a monthly salary of $33,500, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Shepherd for fiscal 2006 is set forth above under “—Summary Compensation Table.” In addition, Mr. Shepherd’s agreement provides that he will be eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Beginning with the 2004 calendar year, the former Senior Executive Compensation Committee increased the target bonus for Mr. Shepherd to 60% of his salary. Mr. Shepherd’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Shepherd’s agreement provides that he is entitled to a car allowance and car insurance in accordance with the Company’s policies, as they may be amended from time to time. Mr. Shepherd receives additional perquisites relating to his international assignment pursuant to an addendum to his employment agreement, including various pension, life insurance, home country housing, vacation, home leave, dependent schooling, tax services and relocation benefits. In the event of the termination of Mr. Shepherd’s employment without cause (as defined in the agreement) during the employment term, he will be entitled to receive his salary for 24 months after the date of termination, subject to mitigation after the first twelve months and conditioned on his execution of a General Release and Waiver of Claims against the Company. In addition, he will be entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months. Mr. Shepherd’s agreement also provides that certain payments will be made in the event of his death or disability, including a pro-rated bonus payment. Additionally, Mr. Shepherd will be subject to non-competition provisions for the length of time he receives severance payments pursuant to a termination of his employment without cause, ongoing confidentiality and non-disparagement obligations, and non-solicitation provisions for one year following the termination of his employment with the Company. Further, Mr. Shepherd is also entitled to the acceleration of his currently outstanding restricted shares upon a change of control of the Company pursuant to the terms of the restricted share award agreement under which they were granted.

The following table quantifies the payments to which Mr. Shepherd is entitled upon termination, change-in-control, death and disability. In determining the estimated amount of these payments, the following assumptions were used: (1) the triggering event took place on December 31, 2006, and (2) the price per share of our Class A common stock was $5.29, which was the closing market price on December 29, 2006.

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause		Change in Control Resulting in Termination		Change in Control Not Resulting in Termination	Death		Disability
Severance—Salary	—		—		$1,250,000		$1,250,000		—	—		—
Severance—Bonus	—		—		$435,616		$435,616		—	—		—
Acceleration of Restricted Shares	—		—		—		$352,663		$352,663	—		—
Benefits/Perquisites	$143,073	(1)	$143,073	(1)	$166,054	(2)	$166,054	(2)	—	$143,073	(1)	$143,073	(1)

TOTAL	$143,073		$143,073		$1,851,671		$2,204,334		$352,663	$143,073		$143,073

(1)	This is the amount of estimated relocation expenses associated with Mr. Shepherd’s return to the United Kingdom. Relocation expenses consist of (i) return travel for Mr. Shepherd and his family to the United Kingdom, (ii) $31,000 in estimated expenses associated with the movement of Mr. Shepherd’s household goods to the United Kingdom, (iii) temporary living expenses for Mr. Shepherd upon his return to the United Kingdom, (iv) temporary auto rental expenses for Mr. Shepherd upon his return to the United Kingdom, (v) temporary storage expenses for Mr. Shepherd’s household goods in the United States, (vi) a $50,000 resettlement allowance and (vii) closing costs associated with the sale of Mr. Shepherd’s home in the United States.

(2)	This consists of (i) medical and dental insurance coverage, (ii) an auto allowance and (iii) life insurance coverage, each through the balance of the employment term, as well as $143,073 in estimated relocation expenses associated with Mr. Shepherd’s return to the United Kingdom as discussed further in footnote 1 above.

Mr. Wyatt.    Mr. Wyatt’s employment agreement is with Blockbuster Entertainment Limited, a subsidiary of the Company, and allows for continued effectiveness until terminated by Blockbuster Entertainment Limited for any reason upon six months’ prior notice or by Mr. Wyatt upon three months’ prior notice. Mr. Wyatt’s agreement provides that he will be employed at an annual salary of £346,000 ($636,913 based on an annual average conversion rate of 1.84079 for 2006), subject to increase pursuant to the authority of the Company’s Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Wyatt for fiscal 2006 is set forth above under “—Summary Compensation Table.” In addition, Mr. Wyatt’s agreement provides that he will be eligible to receive an annual bonus pursuant to the Company’s short-term incentive plan or Senior Bonus Plan at a target amount of 60% of his salary (as defined in the Senior Bonus Plan, if applicable). Mr. Wyatt’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Wyatt’s agreement provides that he is entitled, for his sole business use, to a motorcar of a make, model and specification that, in the reasonable opinion of Blockbuster Entertainment Limited, is commensurate with his status, together with appropriate insurance and a fuel card, in accordance with Blockbuster Entertainment Limited’s policies, as they may be amended from time to time.

As part of its ongoing efforts to streamline its organization, the Company announced that on July 19, 2006, based on mutual agreement, it notified Mr. Wyatt of its intention to terminate Mr. Wyatt’s employment agreement in accordance with the terms of that agreement. Mr. Wyatt continued his services and assisted with the transition of his responsibilities through the end of 2006, and his employment agreement will be terminated effective June 30, 2007. Mr. Wyatt’s employment agreement provides that in the event of the termination of Mr. Wyatt’s employment by Blockbuster Entertainment Limited for any reason other than for breach (as defined in the agreement) and conditioned on Mr. Wyatt entering into a valid waiver of claims (a “Compromise Agreement”) against Blockbuster Entertainment Limited and its affiliated companies in a form satisfactory to

Blockbuster Entertainment Limited, he will be entitled to receive his salary and bonus compensation for 18 months after the date of termination, subject to mitigation after the first six months. In the event Mr. Wyatt’s employment had been terminated by Mr. Wyatt for any reason and conditioned on Mr. Wyatt entering into a Compromise Agreement, he would have been entitled to receive his salary for six months after the date of termination, subject to mitigation. Mr. Wyatt’s agreement also provides that certain payments will be made in the event of his death, including a pro-rated bonus payment. Additionally, Mr. Wyatt will be subject to non-competition and non-solicitation provisions for six months following the date of termination of his employment and to ongoing confidentiality and non-disparagement obligations. Further, Mr. Wyatt is also entitled to the acceleration of his currently outstanding restricted shares upon a change of control of the Company pursuant to the terms of the restricted share award agreement under which they were granted.

On February 23, 2006, the Company announced that Mr. Wyatt was awarded a contingent bonus that would be payable by Blockbuster only in the event of any sale or other disposition of Blockbuster’s international operations or a requisite portion thereof. The amount of the bonus would be equal to one year’s salary (approximately $618,360 based on exchange rates at the time the contingent bonus was awarded), and would be awarded regardless of whether Mr. Wyatt is offered employment with any purchaser. To date, this bonus has not been earned.

The following table quantifies the payments to which Mr. Wyatt is entitled upon termination, change-in-control, death and disability. In determining the estimated amount of these payments, the following assumptions were used: (1) the triggering event took place on December 31, 2006, and (2) the price per share of our Class A common stock was $5.29, which was the closing market price on December 29, 2006. Additionally, the amounts presented below were converted from British pounds to U.S. dollars at a conversion rate of 1.95910, which was the daily average conversion rate on December 31, 2006.

Estimated Payments	Voluntary Termination		Termination for Breach	Termination other than for Breach		Change in Control Resulting in Termination		Change in Control Not Resulting in Termination	Death	Incapacity
Salary for Notice Period	$169,462		—	$338,924		$338,924		—	—	$92,856	(1)
Bonus for Notice Period	$101,677		—	$203,354		$203,354		—	—	—
Severance—Salary	—		—	$1,016,773		$1,016,773		—	—	—
Severance—Bonus	—		—	$610,064		$610,064		—	—	—
Acceleration of Restricted Shares	—		—	—		$264,500		$264,500	—	—
Benefits/Perquisites	$26,083	(2)	—	$52,166	(3)	$52,166	(3)	—	—	—

TOTAL	$297,222		—	$2,221,281		$2,485,781		$264,500	—	$92,856

(1)	Pursuant to Mr. Wyatt’s agreement, in the event he is prevented by illness or accident from working, he must provide a statement of his disability signed by a medical practitioner covering his absence after the seventh day. In that event, the Company is required to pay his salary in full for five days per year and additionally at the discretion of the Board. This figure assumes that Mr. Wyatt is disabled for ten years.

(2)	This consists of (i) medical insurance coverage, (ii) life insurance coverage, (iii) income protection, (iv) employer contributions to the Company’s U.K. defined contribution plan at a rate of 15% of Mr. Wyatt’s salary and (v) costs relating to Mr. Wyatt’s auto perquisite, each through the three month notice period.

(3)	This consists of (i) medical insurance coverage, (ii) life insurance coverage, (iii) income protection, (iv) $40,122 in employer contributions to the Company’s U.K. defined contribution plan at a rate of 15% of Mr. Wyatt’s salary and (v) costs relating to Mr. Wyatt’s auto perquisite, each through the six month notice period.

Mr. Zine.    The Company’s employment agreement with Mr. Zine provides for automatic renewal on March 1 of each year for a term of three years unless terminated by the Company for any reason. Mr. Zine’s agreement provides that he will be employed at a monthly salary of $37,500, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Zine for fiscal 2006 is set forth above under “—Summary Compensation Table.” Additionally, Mr. Zine’s agreement provides that he will be eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Beginning with the 2002 calendar year, the former Senior Executive Compensation Committee increased the target bonus for Mr. Zine to 60% of his salary. Mr. Zine’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Zine’s agreement provides that he is entitled to a car lease in accordance with the Company’s policies, as they may be amended from time to time. On February 21, 2006, the Company and Mr. Zine entered into an amendment to Mr. Zine’s employment agreement that provides Mr. Zine with the right to resign from the Company after December 31, 2006. In such event or in the event of any termination of Mr. Zine’s employment without cause (as defined in the agreement), Mr. Zine will be entitled to receive a lump sum severance payment of $1,189,800, payable six months after the date of Mr. Zine’s termination unless he elects to receive such payment earlier, such payment conditioned on his execution of a General Release and Waiver of Claims against the Company. Prior to such amendment, in the event of the termination of Mr. Zine’s employment without cause during the employment term, he would have been entitled to receive his salary for 36 months after the date of termination, subject to mitigation after the first twelve months. In addition, he would have been entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months. Prior to such amendment, however, in the event of Mr. Zine’s resignation, he would not have been entitled to receive severance benefits. Mr. Zine’s agreement also provides that certain payments will be made in the event of his death or disability, including a pro-rated bonus payment. Additionally, Mr. Zine will be subject to non-competition provisions for the length of time he receives severance payments pursuant to a termination of his employment without cause, ongoing confidentiality and non-disparagement obligations, and non-solicitation provisions for one year following the termination of his employment with the Company. Further, Mr. Zine is also entitled to the acceleration of his currently outstanding restricted shares upon a change of control of the Company pursuant to the terms of the restricted share award agreement under which they were granted.

The following table quantifies the payments to which Mr. Zine is entitled upon termination, change-in-control, death and disability. In determining the estimated amount of these payments, the following assumptions were used: (1) the triggering event took place on December 31, 2006, and (2) the price per share of our Class A common stock was $5.29, which was the closing market price on December 29, 2006.

Estimated Payments	Voluntary Termination	Termination for Cause	Termination without Cause	Change in Control Resulting in Termination	Change in Control Not Resulting in Termination	Death	Disability
Lump Sum Severance Payment	—	—	$1,189,800	$1,189,800	—	—	—
Acceleration of Restricted Shares	—	—	—	$440,832	$440,832	—	—

TOTAL	—	—	$1,189,800	$1,630,632	$440,832	—	—

Mr. Stead.    Mr. Stead’s employment with the Company was terminated without cause, effective February 28, 2006. The Company’s employment agreement with Mr. Stead provided for automatic renewal on March 1 of each year for a term of three years unless terminated by the Company for any reason. Mr. Stead’s agreement provided that he was to be employed at a monthly salary of $31,250, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Stead for fiscal 2006 is set forth above under “—Summary Compensation Table.” Additionally, Mr. Stead’s agreement provided that he was eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Beginning with the 2002 calendar year, the former Senior Executive Compensation Committee increased the target bonus for Mr. Stead to 60% of his salary. Bonuses were payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Stead’s agreement provided that he was entitled to a car allowance and car insurance in accordance with the Company’s policies, as amended from time to time. On February 28, 2006, the Company and Mr. Stead entered into an amendment to Mr. Stead’s employment agreement that provided Mr. Stead with a lump sum severance payment of $1,045,800, payable on a date selected by Mr. Stead, but in no event later than September 1, 2006, such payment conditioned on his execution of a General Release and Waiver of Claims against the Company. This lump sum severance payment is in lieu of the severance payments Mr. Stead was previously entitled to receive under his employment agreement. Pursuant to this amendment, the Company paid Mr. Stead $1,045,800 on September 1, 2006. Mr. Stead was subject to non-competition provisions for the length of time he received severance pursuant to the termination of his employment without cause, non-solicitation provisions for the one year period following his termination, and remains subject to ongoing confidentiality and non-disparagement obligations.

Fiscal 2006 Director Compensation

The following table provides information related to the compensation of our non-employee directors during fiscal 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Edward Bleier	$51,808	$49,995	$101,803
Robert A. Bowman	$67,809	$49,995	$117,804
Jackie M. Clegg	$72,309	$49,995	$122,304
James W. Crystal(3)	—	—	—
Gary J. Fernandes	$63,309	$49,995	$113,304
Jules Haimovitz	$17,082	$30,064	$47,146
Carl C. Icahn	$47,808	$49,995	$97,803
Strauss Zelnick	$52,808	$49,995	$102,803

(1)	Represents fees earned or paid in cash for services as a director during fiscal 2006, including the cash portion of the annual retainer fee, committee chairmanship fees and meeting fees incurred in connection with service on the Board or any committee of the Board.

(2)	Represents both the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2006 in accordance with FAS 123R and the grant date fair value of each equity award computed in accordance with FAS 123R. Any assumptions used in the calculation of these amounts are included in footnote 4 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the Company’s annual report on Form 10-K filed with the SEC on March 1, 2007.

The aggregate number of stock awards outstanding for each of our non-employee directors at December 31, 2006 was as follows: Mr. Bleier held 15,238 shares of Blockbuster Class A common stock; Mr. Bowman held 16,061 shares of Blockbuster Class A common stock; Ms. Clegg held 18,220 shares of Blockbuster Class A common stock; Mr. Crystal did not hold any shares of Blockbuster Class A common stock; Mr. Fernandes held 16,061 shares of Blockbuster Class A common stock; Mr. Haimovitz held 6,160 shares of Blockbuster Class A common stock; Mr. Icahn held 15,238 shares of Blockbuster Class A common stock; and Mr. Zelnick held 15,238 shares of Blockbuster Class A common stock. These shares of Blockbuster Class A common stock are non-transferable for one year after issuance.

(3)	Mr. Crystal was not appointed to the Board until February 14, 2007.

Standard Compensation Arrangements for Non-Employee Directors

The Nominating/Corporate Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Blockbuster does not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors. As of the date of printing this proxy statement, non-employee directors receive the following compensation for their services on the Board. Directors’ compensation is subject to change from time to time.

•

Annual Retainer Fee—The annual retainer fee is $100,000. Of the $100,000, $50,000 is to be paid in shares of our Class A common stock that is non-transferable for one year after it is paid. The other $50,000 is to be paid in cash. The stock portion of the retainer fee is paid semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of Blockbuster Class A common stock on the date of issuance. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

On May 1, 2006, the Board changed the cash portion of the Board’s annual retainer from $50,000 per year to $15,000 per year for the one-year period from May 25, 2006 to May 24, 2007. On May 25, 2007, the amount of the cash portion of the Board’s annual retainer will revert back to $50,000.

•

Retainer Fee for Committee Chairs—The annual cash retainer fee for (1) the Chair of the Audit Committee is $10,000, (2) the Chair of the Compensation Committee is $7,500, and (3) the Chair of the Nominating/Corporate Governance Committee is $7,500. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•

Meeting Fees—Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement—Directors are also reimbursed for their expenses incurred in connection with their service on the Board or any committee of the Board.

Non-employee directors may also receive additional fees from time to time for site visits, for attending business meetings to which a director is invited as a representative of Blockbuster or for serving on any special Board committees. To the extent applicable, any such additional fees will be determined on a case-by-case basis.

Currently, the equity portion of the Board’s annual retainer is issued pursuant to the Blockbuster Inc. Compensation Plan for Non-Employee Directors, which was approved by our stockholders on July 20, 2004. This plan provides that the total number of shares of stock that may be distributed under the plan is 200,000. It is currently anticipated that this authorized share limit will be exhausted in connection with the next semi-annual grant to directors in July 2007. As a result, the Board approved certain amendments to the director compensation program, including (1) upon exhaustion of the authorized share limit as discussed above, the equity portion of the Board’s annual retainer will consist solely of restricted share units, settleable on a one-for-one basis in shares of Blockbuster Class A common stock following the later of a date certain selected by the director or such director’s termination of service, which restricted share units will be issued pursuant to the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan (the “1999 Plan”) and/or the Blockbuster Inc. Amended and Restated 2004 Long-Term Management Incentive Plan (together with the 1999 Plan, the “Compensation Plans”), which plans were approved by our stockholders on July 20, 2004, and (2) also upon exhaustion of the authorized share limit as discussed above, directors will be allowed to make annual elections to defer some or all of each following year’s cash compensation (or in the case of new directors, current year cash compensation) into additional restricted share units. In addition, the Board approved an increase in the annual retainer fee to $125,000, $62,500 of which is to be paid in restricted share units as discussed above and $62,500 of which is to be paid in cash unless a director elects to defer the cash portion of their annual retainer into additional restricted share units also as discussed above. Further, to the extent dividends are declared on Blockbuster Class A common stock, dividend equivalent accruals will be added to each director’s bookkeeping account balance on a semi-annual basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2006, concerning shares of Blockbuster Class A common stock and Blockbuster Class B common stock authorized for issuance under all of our equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	9,641,378	(1)	$8.80	(2)	24,802,968	(3)
Equity compensation plans not approved by stockholders	—		N/A		—

Total	9,641,378		$8.80		24,802,968

(1)	Includes 6,729,820 shares of Blockbuster Class A common stock issuable upon exercise of outstanding options, 577,300 restricted share units settleable in shares of Blockbuster Class A common stock and 2,334,258 restricted shares of, and restricted share units settleable in shares of, Blockbuster Class A common stock that will be issued on May 5, 2007 as a result of performance-based awards made during 2006. The options and the restricted share units were issued under the Compensation Plans and the restricted shares and restricted share units to be issued on May 5, 2007 will also be issued under the Compensation Plans.

(2)	The weighted-average exercise price does not take into account the restricted shares or restricted share units discussed in footnote (1) above because the restricted shares and restricted share units do not have an exercise price upon vesting.

(3)	Includes an aggregate of 24,720,831 shares reserved at year-end 2006 for future issuance under the Compensation Plans; 64,637 shares reserved at year-end 2006 for future issuance under the Amended and Restated Compensation Plan for Non-Employee Directors; and 17,500 shares reserved at year-end 2006 for future issuance under the Amended and Restated Chairman’s Award Plan. These shares are in addition to shares reserved for future issuance upon the exercise of options and vesting of restricted shares and restricted share units included in column (a) in the table.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

A primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of Blockbuster’s financial reports and other financial information provided by Blockbuster to its stockholders, the public and others. In addition, the Audit Committee is directly responsible for the appointment and oversight of the work of Blockbuster’s independent auditors. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the investor relations section of our public website. Management has the responsibility for the financial statements and the reporting process, including establishing and maintaining adequate internal control over financial reporting. Blockbuster’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on (1) the conformity of Blockbuster’s audited financial statements to accounting principles generally accepted in the United States of America; (2) the effectiveness of Blockbuster’s internal control over financial reporting; and (3) management’s assessment of the effectiveness of Blockbuster’s internal control over financial reporting in accordance with the standards adopted by the Public Company Accounting Oversight Board.

In this context, the Audit Committee reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements to be included in Blockbuster’s annual report on Form 10-K for the year ended December 31, 2006. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP that firm’s independence from Blockbuster and its management.

In reliance on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blockbuster’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Audit Committee of the Board of Directors

Robert A. Bowman, Chair

Jackie M. Clegg

Strauss Zelnick

Audit and Non-Audit Fees

The table below sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other professional services provided to Blockbuster in each of the last two fiscal years:

	Fiscal 2006	Fiscal 2005
Audit Fees	$3,894,000	$3,874,000
Audit-Related Fees	97,000	334,000
Tax Fees	351,000	151,000
All Other Fees	—	—

Total Fees	$4,342,000	$4,359,000

•

Audit Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended December 31, 2006 and 2005 for professional services rendered for the audit of Blockbuster’s annual financial statements and review of the financial statements included in our quarterly reports on

Form 10-Q or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for such fiscal years, were approximately $3,894,000 and $3,874,000, respectively.

•

Audit-Related Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended December 31, 2006 and 2005 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and that are not reported under “—Audit Fees” above, were approximately $97,000 and $334,000, respectively. For fiscal 2006, these services included costs to prepare for the registration of equity securities and audits of employee benefit plans. For fiscal 2005, these services included a review of preferred stock offering materials and the preparation of a related comfort letter, costs incurred for the potential acquisition of Hollywood Entertainment Corporation, costs to prepare for the registration of debt securities and audits of employee benefit plans.

•

Tax Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended December 31, 2006 and 2005 for professional services rendered for tax compliance, tax advice, and tax planning were approximately $351,000 and $151,000, respectively. For fiscal 2006 and 2005, these services consisted of tax compliance, tax planning and tax advice with respect to various federal, state, local and international tax returns and tax audits, including tax matters relating to employees on international assignment.

•	All Other Fees—There were no additional fees for fiscal 2006 or fiscal 2005.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to Blockbuster by its independent auditors and the related fees. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including that (1) the skill set necessary for the engagement should be unique to Blockbuster’s independent auditors and (2) the engagement should not involve work that would result in our independent auditors eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its Chair to approve certain non-audit engagements that do not exceed $20,000 individually and $100,000 in the aggregate annually, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has also designated an alternate Audit Committee member to approve such engagements in the event the Audit Committee Chair is unavailable.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with the term of office of one class expiring each year at our annual stockholders meeting. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

The Board has proposed nominees for election as Class II directors with terms expiring at our 2010 annual meeting of stockholders (unless Proposal II is approved by the stockholders, in which case the terms of all directors will expire at our 2008 annual meeting of stockholders) or until their successors have been elected and qualified. All duly submitted and unrevoked proxies solicited by the Board will be voted for each of the nominees set forth below, except where authorization to so vote is withheld from the election of any nominee. If, for any reason, any of the nominees becomes unavailable for election, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board, unless the Board chooses to reduce the number of directors serving on the Board in that situation. Each of the nominees has indicated his or her willingness to serve as a member of the Board if elected.

Class II Nominees—Terms Expiring in 2010

Information concerning the nominees proposed by the Board for election as Class II directors is set forth below:

Name	Age	Current Position with the Company
James W. Crystal(1)	69	Director
Gary J. Fernandes(2)	63	Director
Jules Haimovitz(3)	56	Director

(1)	Mr. Crystal, who was appointed to the Board in 2007, was initially referred to Blockbuster by a non-employee director.

(2)	Mr. Fernandes, who was appointed to the Board in 2004, was initially referred to Blockbuster by a third party search firm.

(3)	Mr. Haimovitz, who was appointed to the Board in 2006, was initially referred to Blockbuster by a non-employee director.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Class II Director named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

Continuing Directors

Information concerning the present Class I and Class III directors whose terms of office will continue after the meeting is set forth below:

Class I Directors—Terms Expiring in 2009

Name	Age	Current Position with the Company
John F. Antioco	57	Chairman of the Board and Chief Executive Officer
Robert A. Bowman	51	Director
Jackie M. Clegg	45	Director

Class III Directors—Terms Expiring in 2008

Name	Age	Current Position with the Company
Edward Bleier	77	Director
Carl C. Icahn	71	Director
Strauss Zelnick	49	Director

Backgrounds of Directors

Set forth below is a description of the background of each of our current directors:

John F. Antioco has served as Blockbuster’s Chairman of the Board of Directors and Chief Executive Officer since 1997 and served as our President from 1997 until 2001. Mr. Antioco is a member of the board of governors of the Boys & Girls Clubs of America.

Edward Bleier was elected as a director of Blockbuster in May 2005. Mr. Bleier was with Warner Bros. Entertainment Inc., New York, New York, from October 1969 to January 2005, where he served, partly, as President of Domestic Pay-TV, Cable and Networks Features, encompassing feature films, TV programming, animation, network sales, video-on-demand and consumer marketing. Mr. Bleier is a member of the board of directors of RealNetworks, Inc. and CKX, Inc. He is also Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and The Bleier Center for Television and Popular Culture at Syracuse University and is a member of the Council on Foreign Relations. He also authored the 2003 New York Times bestseller “The Thanksgiving Ceremony.”

Robert A. Bowman was appointed as a director of Blockbuster in December 2004. He has served as President and CEO of Major League Baseball Advanced Media LP, the interactive media and internet company of Major League Baseball, since 2000. Mr. Bowman serves as President of the Michigan Education Trust and is a member of the board of directors of World Wrestling Entertainment Inc. and Warnaco Group Inc.

Jackie M. Clegg was appointed as a director of Blockbuster in July 2003. She serves as Managing Partner of Clegg International Consultants, LLC, an international strategic consulting firm she founded in September 2001. In July 2001, Ms. Clegg stepped down as Vice Chairman and First Vice President of the Export-Import Bank of the United States, financier to foreign buyers of U.S. goods and services, after serving in that role since June 1997. She also served as its Chief Operating Officer from January 1999 through fiscal year 2000. Ms. Clegg also serves on the board of directors and audit committees of CBOT Holdings Inc. (Chicago Board of Trade) (chair), Brookdale Senior Living Inc., Cardiome Pharma Corp. and Javelin Pharmaceuticals Inc. (chair). In accordance with the listing standards of the NYSE, Blockbuster’s Board of Directors has determined that Ms. Clegg’s simultaneous service on Blockbuster’s Audit Committee and on the audit committees of the foregoing public companies does not impair Ms. Clegg’s ability to effectively serve on Blockbuster’s Audit Committee.

James W. Crystal was appointed as a director of Blockbuster in February 2007. Mr. Crystal currently serves as Chairman and Chief Executive Officer of Frank Crystal & Company, a privately owned insurance brokerage firm. Mr. Crystal also serves as Vice Chairman, trustee and member of the executive committee and Co-Chairman of the audit committee of Mt. Sinai Medical Center as well as a trustee of Congregation Emanu-El. In addition, he serves on the board of directors of Stewart & Stevenson LLC, Banco de Caribe, ENNIA Caribe Holding, N.V., Uni-Alliance Insurance in Cyprus, Auto Resources, Inc. in Beverly Hills, and Atlantic International Insurance Co., Ltd., located in Bermuda.

Gary J. Fernandes was appointed as a director of Blockbuster in December 2004. He has served as Chairman of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Since his retirement as Vice Chairman from Electronic Data

Systems Corporation in 1998, he founded Convergent Partners, a venture capital fund focusing on buyouts of technology enabled companies. In addition, from 2000 to 2001, Mr. Fernandes served as Chairman and CEO of GroceryWorks.com, an internet grocery fulfillment company. In November 1998, he founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was President and sole shareholder of Voyagers. Voyagers filed a petition under Chapter 7 of the federal bankruptcy laws in October 2001. Mr. Fernandes serves on the board of directors of BancTec, Inc. and Computer Associates International, Inc. He is also a member of the board of governors of the Boys & Girls Clubs of America and serves as a trustee for the O’Hara Trust and the Hall-Voyer Foundation.

Jules Haimovitz was appointed as a director of Blockbuster in May 2006. Since July 2002, Mr. Haimovitz has served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., a wholly-owned subsidiary, Executive Consultant to the CEO, and Chair of the Library Task Force. From July 1997 to February 1999, he served as President and Chief Operating Officer of King World Productions, Inc., a worldwide distributor of first-run programming. Mr. Haimovitz has also served in executive positions at Diva Systems Corporation, ITC Entertainment Group, Spelling Entertainment Inc. and Viacom Inc. Mr. Haimovitz is on the board of directors of Infospace, Inc., TVN Entertainment Corporation and GNet Productions.

Carl C. Icahn was elected as a director of Blockbuster in May 2005. Mr. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Since February 2005, Mr. Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp., which are in the business of managing private investment funds, and from September 2004 to February 2005, Mr. Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. Mr. Icahn was also Chairman of the Board and President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since 1994, Mr. Icahn has been the principal beneficial stockholder of American Railcar Industries, Inc., currently a publicly-traded company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, and has served as Chairman of the Board and as a director of American Railcar Industries, Inc., since 1994. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the casino entertainment business and the home textile business. From October 1998 through May 2004, Mr. Icahn was the President and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Mr. Icahn has been Chairman of the Board and a director of XO Holdings, Inc. since February 2006, and was Chairman of the Board and a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings is a publicly-traded telecommunications services provider controlled by Mr. Icahn. In September 2006, Mr. Icahn became a director of ImClone Systems Incorporated, a publicly-traded biopharmaceutical company, and since October 2006, has been the Chairman of the Board of ImClone Systems Incorporated. Mr. Icahn has been a director of Cadus Corporation, a firm that holds various biotechnology patents, since 1993.

Strauss Zelnick was elected as a director of Blockbuster in May 2005. Mr. Zelnick founded ZelnickMedia LLC, an investment and advisory firm specializing in media and entertainment, in 2001. ZelnickMedia holds interests in an array of media enterprises, providing general management and strategic advisory services in the United States, Canada, Europe, Asia and Australia. From 1998 to 2000, Mr. Zelnick served as President and Chief Executive Officer of BMG Entertainment, Inc., a music and entertainment unit of Bertelsmann A.G. Mr. Zelnick served as President and Chief Executive Officer of BMG’s North American business unit from 1994 through 1998. Mr. Zelnick is Chairman of the Board of CME, Inc., Direct Holdings Worldwide, Inc., OTX, Inc. and Take-Two Interactive Software, Inc. Mr. Zelnick is a director of Carver Bancorp, Inc., Reed Elsevier PLC, Reed Elsevier N.V. and Reed Elsevier Group plc.

PROPOSAL II

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE

THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Description of Proposal

The Board has determined that the Certificate of Incorporation should be amended to eliminate the classification of the Board set forth in Article VI, Section 6.01 and to provide for the annual election of all directors. The Board has unanimously voted to recommend such amendment to the stockholders. If the proposed amendment is approved, the classified Board will be eliminated and the current term of office of each director will end at the 2008 annual meeting of stockholders, and, commencing with the 2008 annual meeting, all directors will be elected for one-year terms at each annual meeting of stockholders.

Pursuant to the Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms, and not more than one class of directors is elected at any annual meeting of stockholders. The proposed amendment to the Certificate of Incorporation would eliminate the three classes with their staggered three-year terms and provide for the annual election of all directors, beginning with the 2008 annual meeting.

Proponents of classified boards of directors believe that a classified board helps the board of directors maintain a greater continuity of experience because the majority of directors at any given time will have experience with the business affairs and operations of the company. This continuity may assist the company in long-term strategic planning. Additionally, proponents argue that a classified board reduces the possibility of a sudden change in majority control of the board of directors; in the event of a hostile takeover attempt, a classified board may encourage a person seeking control of the company to initiate arm’s-length discussions with management and the board, who are in a position to negotiate a more favorable transaction for stockholders.

In addition, the elimination of the classified board would result in all of the directors being elected at each annual meeting and would therefore increase the risk of a “change of control” occurring in connection with an election contest. Under certain of the Company’s existing debt agreements, a change of control would trigger certain rights in favor of the Company’s lenders, including the right to terminate existing loan commitments and to declare the outstanding principal and interest due and payable immediately.

However, the Board believes that the elimination of the classified board of directors expands the ability of stockholders to promote director accountability by enabling stockholders to register their views as to specific directors on an annual basis. In addition, the Board believes that the Company should no longer retain the current classified board structure because of the negative perception among many potential investors and investor groups concerning staggered boards in general. Therefore, the Board believes that it is advisable and in the best interests of the Company and its stockholders to amend the Certificate of Incorporation and eliminate the classified board, thereby permitting the Company’s stockholders to elect all members of the Board annually.

Article VI, Section 6.01 of the Certificate of Incorporation currently provides as follows:

“Classified Board.    (a) The business and affairs of the corporation shall be managed by or under the direction of a board of directors initially consisting of six directors, the exact number of directors to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the board of directors.

(b) The board of directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes, Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each director shall serve for a term ending as provided herein; provided, however, that the directors first elected to Class I shall serve for an initial term that expires in 2000, the directors first elected to Class II shall serve for an initial term that expires in 2001, and the directors first elected to Class III shall serve for an initial term that expires in 2002.

(c) At each succeeding annual meeting of stockholders beginning in 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to death, resignation or removal from office. Any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(d) Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.”

If the proposed amendment is approved, Article VI, Section 6.01 of the Certificate of Incorporation would be deleted and replaced with the following:

“Number of Directors, Elections, Vacancies.    (a) The business and affairs of the corporation shall be managed by or under the direction of a board of directors, the exact number of directors to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the board of directors.

(b) At each annual meeting of stockholders of the corporation commencing at the annual meeting of stockholders scheduled to be held in 2008, all directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be elected by the holders of the Voting Stock for a one (1) year term expiring at the next succeeding annual meeting of stockholders. The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

(c) Any vacancy on the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.”

Section 141(d) of the Delaware General Corporation Law requires that a corporation desiring to classify its board of directors must expressly provide for such classification in either its certificate of incorporation or its bylaws. The deletion of the provisions of Article VI, Section 6.01 relating to the classification of the Board is intended to remove any express provision for the classification of the Board in the Certificate of Incorporation.

Article VI, Section 6.02 of the Certificate of Incorporation provides that any director may be removed only for cause by an affirmative vote of a majority of the combined voting power of the shares of Class A common stock and Class B common stock, voting as a single class. Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors, except in the case of a corporation whose board is classified, in which case stockholders may effect a removal only for cause, and in limited other cases, such as where directors are elected by holders of a particular class of stock or the corporation provides for cumulative voting. If Blockbuster’s stockholders vote to remove the classified board provisions from the Certificate of Incorporation, then the exceptions to the general Delaware law allowing the removal of directors with or without cause would not apply to the Company, and stockholders would be entitled to remove directors with or without cause upon the vote of a majority in voting power of the Class A common stock and Class B common stock. The provisions in the current Certificate of Incorporation with respect to the removal of directors will be in conflict with Delaware law if Blockbuster’s stockholders vote to eliminate the classified board provisions. Accordingly, the Board has declared it advisable to modify the removal provisions in Article VI, Section 6.02 of the Certificate of Incorporation.

If Proposal II is approved, the Company will file a certificate of amendment with the Secretary of State of the State of Delaware reflecting the changes resulting from the amendment, such changes to become effective on the filing thereof. Thereafter, the terms of the directors will expire at the 2008 annual meeting of stockholders. All current members of the Board have agreed to shorten their terms as directors to expire at the date of the next annual meeting of stockholders. Accordingly, if Proposal II is approved, commencing with the next annual meeting of the stockholders, the entire board will be elected annually. The amendment to the Certificate of Incorporation that effects the declassification of the Board of Directors and makes other conforming changes to the Certificate of Incorporation, including the modification of the provision regarding removal of directors, is set forth as Exhibit A hereto.

Board Recommendation on Proposal

The Board of Directors recommends a vote FOR the proposal to amend the Certificate of Incorporation to eliminate the classification of the Board of Directors. The management proxy holders will vote all duly submitted proxies FOR the proposal unless duly instructed otherwise.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP as Blockbuster’s independent auditors to audit our consolidated financial statements for fiscal 2007 and to render other services required of them. The Board is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the annual stockholders meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for approval by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Board Recommendation on Proposal

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent auditors for fiscal 2007. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

STATEMENT REGARDING STOCKHOLDER PROPOSALS

Proposals IV and V below have been submitted for inclusion in our proxy statement by certain stockholder proponents. Each proponent has informed us that it or its representatives will appear at our 2007 stockholders meeting to present its respective proposal. The proposals and supporting statements below are presented in this proxy statement as received from the proponents in accordance with the rules of the SEC, and we and our Board of Directors disclaim any responsibility for their content. Any references in the proposals or the supporting statements to “we”, “our” or similar words are references to the proponent of the proposal and not to our Company, our other stockholders or our Board of Directors.

We have also included statements in opposition of our Board of Directors with respect to these proposals, recommending votes against the particular stockholder proposals. These proposals included in our proxy statement are not the only proposals received by the Company, and the Board does not necessarily disagree with all stockholder proposals submitted to the Company. When it agrees with a proposal and believes it is in the best interests of Blockbuster and its stockholders, a proposal often can be implemented without a stockholder vote. The stockholder proposals that appear in this proxy statement are only those with which the Board disagrees and believes it should oppose in fulfilling the Board’s obligations to represent and safeguard the best interests of our stockholders as a whole.

PROPOSAL IV (STOCKHOLDER PROPOSAL)

ANNUAL ADVISORY RESOLUTION OF STOCKHOLDERS TO RATIFY CERTAIN NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSURES

This proposal has been submitted for inclusion in our proxy statement by William C. Thompson, Jr., Comptroller, City of New York, on behalf the New York City Employees’ Retirement System, 1 Centre Street, Room 736, New York, New York 10007-2341, which certified to the Company on December 13, 2006 that it was the owner of 86,066 shares of our Class A common stock.

Submission by Proponent

The stockholder proponent’s proposal is as follows:

RESOLVED, that shareholders of Blockbuster Inc. (“Blockbuster”) urge the Board of Directors to adopt a policy that Blockbuster shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Blockbuster’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Blockbuster’s Board to allow shareholders to express their opinion about senior executive compensation at Blockbuster by establishing an annual referendum process. The results of such a vote would, we think, provide Blockbuster with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

Opposing Statement of Our Board of Directors

Our Board strongly supports accountability to our stockholders and already provides many effective alternatives for stockholder communications with our Board.

As described elsewhere in this proxy statement and posted on the investor relations section of our public website, our Board already provides an effective process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board or individual directors, including the Chairman and chair of any Board committee. Stockholders may communicate their views on any number of topics, including specific aspects our executive compensation program, by telephone, Internet or mail. In addition, stockholders are able to readily communicate their views on executive compensation matters through Blockbuster’s investor relations department and by attending our annual stockholders meetings.

The proponent’s suggested “FOR” or “AGAINST” vote on selected portions of our annual executive compensation disclosures would not provide our Board with meaningful information about our stockholders’ various viewpoints on complex executive compensation matters.

As recognized by the SEC’s recent overhaul of companies’ executive compensation disclosures, executive compensation policies, practices and determinations have become increasingly complex and must take into account a number of factors. We believe that the complexity and breadth of information that boards of directors and compensation committees consider and evaluate in connection with executive compensation decisions is fundamentally at odds with the proponent’s suggestion of annually requesting a “For” or “Against” ratification on selected portions of our overall executive compensation disclosures. As a result, we believe that the proposal, even if implemented, would not provide our Board with meaningful input regarding our stockholders’ various positions on complex executive compensation matters. Instead, we believe that the proposal creates a risk that the vote results may send an inaccurate or incomplete message to our Board, rather than communicating the actual and numerous viewpoints of our stockholders on particular aspects of our executive compensation program.

Board Recommendation on Proposal

For the reasons set forth above, the Board of Directors recommends a vote AGAINST this stockholder proposal. The management proxy holders will vote all duly submitted proxies AGAINST this proposal unless duly instructed otherwise.

PROPOSAL V (STOCKHOLDER PROPOSAL)

MANDATORY CONVERSION OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK ON ONE-FOR-ONE BASIS

This proposal has been submitted for inclusion in our proxy statement by Deephaven Capital Management LLC on behalf of Deephaven Event Trading Ltd., 130 Cheshire Lane, Suite 102, Minnetonka, Minnesota 55305, which certified to the Company on December 21, 2006 that it was the owner of 747,331 shares of our Class B common stock.

Submission by Proponent

The stockholder proponent’s proposal is as follows:

RESOLVED, that the stockholders urge the Board of Directors to adopt a resolution to amend the Company’s Certificate of Incorporation to eliminate the Company’s dual class structure, create a single class of common stock and cause the Class B Common Stock to be converted into Class A Common Stock on a one-for-one basis, declare its advisability and call a special meeting of the stockholders entitled to vote thereon to consider such amendment.

SUPPORTING STATEMENT

We believe that it would be in the best interests of all Blockbuster stockholders if the Board were to put forward a proposal to stockholders to collapse the Company’s dual share classes into a single class of common stock. As Class B stockholders, we have been frustrated with the discrepancy in the share price between the Company’s Class A and Class B shares of Common Stock and the unnecessary complications within the capital structure caused by having multiple share classes. While this structure may have been necessary to achieve a tax-free spin-off of Blockbuster in 2004, sufficient time has passed such that this is no longer a compelling reason to continue with an inefficient and cumbersome capital structure.

The effect of dual class structures is to give holders of one class of shares voting rights that are disproportionate to their economic ownership. This misalignment between stockholders’ economic interests and voting rights can lead to situations where incentives are distorted and suboptimal decisions are made. The policies of the NYSE and the other major stock exchanges favor one vote per share common stock capitalization. Furthermore, we believe that all Blockbuster stockholders would benefit from the increased trading volume and liquidity that would result from having a single share class.

For these reasons, we urge the stockholders to vote for this proposal.

Opposing Statement of Our Board of Directors

Background on Our Class A Common Stock and Class B Common Stock

We have two classes of common stock outstanding: (1) Class A common stock, which is entitled to one vote per share; and (2) Class B common stock, which is entitled to two votes per share. The holders of Class A common stock and Class B common stock generally vote together as a single class. Both classes are listed for trading on the NYSE under the ticker symbols BBI and BBI.B, respectively. As of the record date for this annual meeting, we had issued and outstanding 120,146,091 shares of Class A common stock and 72,000,000 shares of Class B common stock.

Our dual class structure was originally established in connection with our prior ownership by Viacom. As part of our split-off from Viacom in 2004, Viacom agreed to convert 72,000,000 of the 144,000,000 shares of our Class B common stock that it owned prior to the split-off into shares of our Class A common stock in order to achieve an equity capitalization for Blockbuster consisting of 60% Class A common stock and 40% Class B common stock. This split between Class A and Class B shares was intended to enhance the liquidity of our Class A common stock, while also ensuring that the split-off was tax-free.

The proponent does not provide a basis for its proposed one-for-one conversion ratio or the fairness of that conversion ratio to our Class A and Class B stockholders, particularly in light of the historical trading disparity between these classes.

Historically, the Class B common stock has generally traded at an approximately 10% discount to the Class A common stock, notwithstanding the fact that Class B stockholders are entitled to two votes per share and Class A stockholders are entitled to one vote per share. For example, as of the record date for this annual meeting, our Class A common stock closed at $6.86 while our Class B common stock closed at $6.41. The proponent suggests a one-for-one conversion ratio notwithstanding this historical trading disparity.

The proposal would require the investment of significant resources and detract from Board and management time available to focus on the Company’s strategic priorities.

As we have previously reported to our stockholders, our management team and Board continue to focus on a variety of strategic initiatives that are intended to improve our competitive position and help offset the continued pressure on the in-store rental industry. Our business plan calls for us to increase our share of the overall movie rental business, control costs, maximize our asset portfolio and improve our profitability and cash flow. For example, in November 2006, we completed another important step in the further integration of our online and in-store rental business with the introduction of BLOCKBUSTER Total Access™, a program that gives our customers the option of exchanging their DVDs through the mail or returning them to a nearby participating BLOCKBUSTER® store in exchange for free in-store movie rentals. We continue to evaluate ways to improve our consumer offerings and to take other steps that we believe are in the best interests of our stockholders. We also continue to review our asset portfolio and to explore the divestiture of our non-core assets and some of our remaining international operations. Additional information about our strategies, business plans and the risks and challenges that we face can be found in our most recent public filings with the SEC.

Implementing the proponent’s proposal would detract from the time available to our Board and management to focus on our strategic priorities and would also require us to incur significant transaction expenses. Among other matters, the proposal would require engaging financial advisors to assist the Board and management in evaluating the transaction and the appropriate conversion ratio, retaining legal and proxy advisors, preparing and distributing required proxy solicitation materials and preparing and making required regulatory filings with the SEC and NYSE.

Board Recommendation on Proposal

For the reasons set forth above, the Board of Directors recommends a vote AGAINST this stockholder proposal. The management proxy holders will vote all duly submitted proxies AGAINST this proposal unless duly instructed otherwise.

OTHER BUSINESS

The Board knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in the interest of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to our 2008 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by the Secretary of Blockbuster no later than December 11, 2007. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

Our bylaws currently provide that, in order for a proposal that is not intended to be included in our proxy statement to be properly submitted as business to come before our 2008 annual stockholders meeting, the proposal must be received by us no earlier than the close of business on January 10, 2008 and no later than the close of business on February 9, 2008. If the date of the 2008 annual meeting is more than 30 days before or more than 70 days after May 9, 2008 (the one year anniversary of the date of our 2007 annual meeting), then the proposal must be received by us no earlier than the close of business on the 120th day prior to the 2008 annual meeting and no later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by Blockbuster. For any such matter to be properly submitted as business to come before the annual meeting, the proposal must comply with the procedures specified in our bylaws. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

In addition to the requirements in our bylaws regarding stockholder proposals generally, our bylaws also provide that a stockholder may nominate a person for election to our Board only if written notice of such nomination(s) is received by the Secretary within the applicable time period set forth above and such notice includes certain specified information, including: (1) all information relating to each person whom the stockholder proposes to nominate for election as a director that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Blockbuster.

By Order of the Board of Directors,

Andi Yorio Assistant Secretary

April 2, 2007

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

Blockbuster Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended as follows:

(a) Section 6.01 of Article VI of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

Section 6.01. Number of Directors, Elections, Vacancies.    (a) The business and affairs of the corporation shall be managed by or under the direction of a board of directors, the exact number of directors to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the board of directors.

(b) At each annual meeting of stockholders of the corporation commencing at the annual meeting of stockholders scheduled to be held in 2008, all directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be elected by the holders of the Voting Stock for a one (1) year term expiring at the next succeeding annual meeting of stockholders. The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

(c) Any vacancy on the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(b) Section 6.02 of Article VI of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

Section 6.02. Removal.    Subject to the right of the holders of any series of Preferred Stock then outstanding, any director or the entire board of directors may be removed pursuant to and in accordance with the provisions of Section 141(k) of the DGCL. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the board of directors providing for the establishment of any such series, any such director of the corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.

(c) Section 8.02 of Article VIII of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

Section 8.02. Amendment of Certain Articles.    Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation to the contrary, the provisions set forth in this Article VIII and in Section 4.05 of Article IV and Section 5.02 of Article V may not be amended, altered, changed, or repealed in any respect unless such amendment, alteration, change or repeal is approved by the affirmative vote of not less than 75% of the combined voting power of the Voting Stock; provided that with respect to any proposed amendment, alteration or change to this Second Amended and Restated Certificate of Incorporation, or repeal of any provision of this Second Amended and Restated Certificate of Incorporation, that would amend, alter or change the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, respectively, the affirmative vote of not less than a majority of the outstanding shares affected by the proposed amendment, voting as a separate class, shall be required in addition to the vote otherwise required pursuant to this Article VIII.

2. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this      day of                     , 2007.

BLOCKBUSTER INC.

By:
Name:
Title:

BLOCKBUSTER

000004

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 9, 2007.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

123456 C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Company Proposals — The Board of Directors recommends that stockholders vote FOR all of its nominees and FOR Proposals 2 and 3.

1. Election of Class II Directors:

	For	Withhold
01 - James W. Crystal	☐	☐
02 - Gary J. Fernandes	☐	☐
03 - Jules Haimovitz	☐	☐

	For	Against	Abstain
2. Amendment to the Certificate of Incorporation to eliminate the classification of the Board of Directors.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐

B Stockholder Proposals — The Board of Directors recommends that stockholders vote AGAINST Proposals 4 and 5.

	For	Against	Abstain
4. Annual advisory resolution of stockholders to ratify certain named executive officer compensation disclosures.	☐	☐	☐
5. Mandatory conversion of Class B Common Stock into Class A Common Stock on one-for-one basis.	☐	☐	☐

C Non-Voting Items

Change of Address — Please print new address below.

Materials Election

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice. ☐

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT
1 U P X 0 1 2 7 9 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00OX0F

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BLOCKBUSTER

Proxy — ANNUAL MEETING OF STOCKHOLDERS

BLOCKBUSTER INC.

1201 Elm Street
Dallas, Texas 75270

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John F. Antioco, Larry J. Zine, and Andi Yorio as proxies and attorneys-in-fact, each with the power to act without the other and with full power of substitution and resubstitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Blockbuster Inc. Class A Common Stock and Blockbuster Inc. Class B Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Blockbuster Inc. to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York, on May 9, 2007, at 10:00 a.m., Eastern Daylight Time, and to vote, in their discretion, upon such business as may properly come before the meeting or any adjournment thereof, with all powers that the undersigned would possess if present at the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, AND "AGAINST" PROPOSALS 4 AND 5 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

NOTE TO PARTICIPANTS IN THE BLOCKBUSTER INVESTMENT PLAN: Please submit your proxy (whether by Internet, phone or mail) by May 4, 2007 so that your eligible 401(k) plan shares will be represented at the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY CARD ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY BY FOLLOWING THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS PROVIDED BELOW.

(Continued and to be signed and dated on reverse side.)

BLOCKBUSTER

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Company Proposals — The Board of Directors recommends that stockholders vote FOR all of its nominees and FOR Proposals 2 and 3.

1. Election of Class II Directors:

	For	Withhold
01 - James W. Crystal	☐	☐
02 - Gary J. Fernandes	☐	☐
03 - Jules Haimovitz	☐	☐

	For	Against	Abstain
2. Amendment to the Certificate of Incorporation to eliminate the classification of the Board of Directors.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐

B Stockholder Proposals — The Board of Directors recommends that stockholders vote AGAINST Proposals 4 and 5.

	For	Against	Abstain
4. Annual advisory resolution of stockholders to ratify certain named executive officer compensation disclosures.	☐	☐	☐
5. Mandatory conversion of Class B Common Stock into Class A Common Stock on one-for-one basis.	☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 0 1 2 7 9 4 2

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00OX1E

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BLOCKBUSTER

Proxy — ANNUAL MEETING OF STOCKHOLDERS

BLOCKBUSTER INC.

1201 Elm Street
Dallas, Texas 75270

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John F. Antioco, Larry J. Zine, and Andi Yorio as proxies and attorneys-in-fact, each with the power to act without the other and with full power of substitution and resubstitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Blockbuster Inc. Class A Common Stock and Blockbuster Inc. Class B Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Blockbuster Inc. to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York, on May 9, 2007, at 10:00 a.m., Eastern Daylight Time, and to vote, in their discretion, upon such business as may properly come before the meeting or any adjournment thereof, with all powers that the undersigned would possess if present at the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, AND "AGAINST" PROPOSALS 4 AND 5 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY CARD ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed and dated on reverse side.)